UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Core Molding Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

April 7, 2023

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at 800 Manor Park Drive, Columbus, Ohio, on May 11, 2023, at 9:00 a.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

The Company had strong financial performance in 2022 with the Company setting several financial records. The Company's goal coming into the year was to minimize the impact of rising raw material cost, increase revenues and improve operational performance. The Company was successful meeting its goals as can be seen in our financial results. Some key accomplishments in 2022 are as follows:

•Record sales of $377 million
•Record net income of $12.2 million
•Refinanced our credit facility to provide an additional $25 million of liquidity
•Continued to secure business with new customers in the industrial industry which is a key market focus
•Initiated our investor communication program to expand our investor outreach
•Strengthened our talent base through the graduation of 16 people from our leadership development program

I would like to thank the Company leadership and the entire team for these accomplishments and for all of the hard work and creativity in overcoming the global supply chain, raw material cost and labor challenges in 2022. The Company continues to grow and develop its culture focused on people and their development.

On environmental, social, and governance ("ESG") matters the Company issued its inaugural sustainability report in early 2023. This report provides a transparent communication of our commitment to fulfilling our role as environmental stewards, our pledge to our employees and individuals impacted by our operational value chain, and our continued commitment to maintaining ethical and transparent corporate governance, all to maximize long term stockholder value.

In order to further align senior management and stockholder interest, the Company is transitioning to a performance share award program for our senior management beginning in 2023. By 2025, the Company will have transitioned to 50% of long-term equity awards vesting based on three-year performance targets set by the Board at the date of the award grant.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you vote using one of the available voting options outlined on your proxy card.

Sincerely,

Thomas R. Cellitti
Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 11, 2023

To Our Stockholders:

Core Molding Technologies, Inc. (the "Company") will hold its 2023 Annual Meeting of Stockholders (the "annual meeting") on May 11, 2023 at 9:00 a.m., Eastern Daylight Savings Time, at 800 Manor Park Drive, Columbus, OH, for the following purposes:

1.	to elect seven (7) directors to comprise the Board of Directors of the Company;

2.	to hold a non-binding advisory vote on the compensation of our named executive officers;

3.	to approve the amended and restated Core Molding Technologies, Inc. Employee Stock Purchase Plan;

4.	to ratify the appointment of Crowe LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2023; and

5.	to consider and act upon other business as may properly come before the annual meeting and any adjournments or postponements of the annual meeting.

The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on March 24, 2023, the record date, are entitled to receive notice of and to vote at the meeting.

We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.

BY ORDER OF THE BOARD OF DIRECTORS

John P. Zimmer
Executive Vice President, Secretary, Treasurer, and Chief Financial Officer

April 7, 2023

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 11, 2023

GENERAL INFORMATION

Solicitation
The Board of Directors of the Company (the "Board of Directors" or "Board" and individually, a "director" or "directors") is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone. The Company will not pay its directors and officers any additional compensation for the solicitation.

Broadridge Financial Solutions, Inc. will conduct proxy distribution and tabulation on behalf of the Company. The Company will reimburse Broadridge Financial Solutions, Inc. for reasonable expenses incurred for these services. The Company will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy distribution material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.

The Company will pay all expenses of the proxy distribution and tabulation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.

Voting Rights and Votes Required
Holders of shares of the common stock of the Company at the close of business on March 24, 2023, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 9,112,374 shares of common stock issued.

Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the annual meeting on any matter will constitute a quorum for the transaction of business at the annual meeting with respect to such matter. No business with respect to a matter, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy with respect to such matter.

Abstentions will count as shares present and entitled to vote in determining the presence of a quorum for a particular matter, and will have the effect of a vote "against" such matter. Broker non-votes are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. If you do not return a proxy card and your shares are held in "street name," your broker may be permitted, under applicable rules of the self-regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2 and 3 as referenced in the Company's Notice of Annual Meeting of Stockholders are considered to be non-routine, and Proposal 4 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted to vote your shares on Proposals 1, 2 and 3 and will be permitted to vote your shares on Proposal 4, at its discretion. Broker non-votes will not count as shares entitled to vote on the applicable matters in the establishment of a quorum for Proposal 1, 2 or 3 and will have no effect on such proposals. Accordingly, the Company requests that you promptly provide your broker or other nominee with voting instructions if you want your shares voted for non-routine matters and to carefully follow the instructions your broker gives you pertaining to their procedures.

The Board of Directors has adopted a plurality plus voting policy (the "Voting Policy"). Pursuant to the Voting Policy, any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for'' such election shall submit his or her offer of resignation for consideration by the Board within 90 days from the date of the election, and shall recuse himself or herself from all deliberations on his or her resignation. The Board shall consider all of the relevant facts and circumstances in its consideration of the action to be taken with respect to such offer of resignation. To the extent that any resignation is accepted, the Board will consider whether to fill such vacancy or vacancies or to reduce the size of the Board. Therefore, each of the seven directors will be elected in accordance with the Voting Policy by a plurality plus standard of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.

The non-binding advisory vote on executive compensation and approval of the amendment and restatement of the Employee Stock Purchase Plan requires the approval of a majority of the shares of the common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon.

The Company is seeking stockholder ratification of the appointment of its independent registered public accounting firm. While ratification is not required by law, the affirmative vote of a majority of the shares of the common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon would ratify the selection of Crowe LLP ("Crowe") as the independent registered public accounting firm for the current year.

Voting of Proxies
Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted:

•FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified;

•FOR the resolution to approve the non-binding advisory vote for the compensation of the named executive officers;
•FOR the approval of the amendment and restatement of the Core Molding Technologies' Employee Stock Purchase Plan; and

•FOR the ratification of the appointment of Crowe as the independent registered public accounting firm for the Company for the year ending December 31, 2023.

Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.

Revocability of Proxy
A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.

Annual Report
The Annual Report on Form 10-K for the year ended December 31, 2022 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.

Stockholder Proposals
Any stockholder who desires to present a proposal for consideration at the 2024 Annual Meeting of Stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company by December 9, 2023, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2024 Annual Meeting of Stockholders. The

Company may confer on the proxies for the 2024 Annual Meeting of Stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 22, 2024.

Stockholder Director Nominees
Any stockholder who desires to present nomination for a director must do so pursuant to the deadlines and procedures and in the manner as stated in the Corporate Governance section under the Nominating and Corporate Governance Committee section of the Board Meetings and Committees subsection thereunder.

In addition to complying with the procedures described above, stockholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the stockholders at the Company’s 2024 Annual Meeting of Stockholders must also comply with the SEC’s “universal proxy card” rules under Rule 14a-19 of the Exchange Act (“Rule 14a-19”). Rule 14a-19 requires proponents to provide a notice to the Corporate Secretary of the Company, no later than March 12, 2024 setting forth all of the information and disclosures required by Rule 14a-19. If the 2024 Annual Meeting of Stockholders is set for a date that is not within 30 calendar days of the anniversary of the date of the 2023 Annual Meeting of Stockholders, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Stockholders or by the close of business on the tenth calendar day following the day on which a public announcement of the date of the 2024 Annual Meeting of Stockholders is first made.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 11, 2023
The Proxy Statement, proxy card, and Annual Report to stockholders, which includes the Form 10-K for the year ended December 31, 2022, are available at http://colsec.coremt.com.

CORPORATE RESPONSIBILITY

Commitment to Sustainability
The Board and Management are dedicated to being socially and environmentally responsible in both our business strategy and the decisions we make every day. We understand and appreciate that global society, governments and stockholders are expecting increased commitment to sustainable value creation, and we embrace the opportunities that this can bring to our company and the communities in which we participate. Our approach to sustainability focuses on three areas: (i) environmental, (ii) social issues and (iii) governance ("ESG").

Environmental Highlights
Environmental stewardship is an essential component of the Company's strategic planning to do our part in creating a sustainable future. Highlights of our environmental practices include:

•Actively monitoring and reducing greenhouse gas emissions.
•Enhancing our management of hazardous chemical losses and spills.
•Participating in circular economy by reducing the amount of waste we generate.
•ISO 14001 certified environmental management system locations.
•Third party audit of Company's compliance with environmental regulations.
•Over 50% of our products sold are produced with recyclable materials.
•Dedicated Sustainability Leader to drive the Company's sustainability initiatives.
•Formal Enterprise Risk Management system to identify and act upon environmental risks with direct oversight by the Board.
•Partnership with the Ohio Soy Council to develop bio-based resins for the thermoset industry.
•Energy reduction initiatives throughout the organization including more efficient boilers and air compressor systems, low energy lighting and scrap reduction.
•Partnership with National Oceanic and Atmospheric Administration ("NOAA") to develop and conduct field trials with engineered plastic fish traps for harvesting invasive lionfish commercially, reducing their harmful effect on our coral reel ecosystems.

Social Highlights
The Company is committed to being an employer of choice and a socially responsible partner in our communities. We provide employees with a culture focused on a healthy work environment, with growth opportunities, and a competitive total rewards package. Highlights of our social practices include:

•Commitment to protection of human rights through selection of business partners dedicated to the health and safety of their workers.
•Dedication to maintain diverse workforce by recruiting through diversity platforms and providing a diverse slate of candidates in the hiring process.
•Organizational and leadership development systems that embed a culture based on our foundational values of transparency, mutual respect, courage to challenge and being a learning organization.
•Year-long leadership development program for high-potential employees.
•Total rewards program, including a redesigned short-term incentive plan, focused on performance and expanded benefits programs.
•Increased diversity representation on our Board of Directors and leadership teams through intentional focus on diversity and inclusion initiatives.
•Semi-annual employee feedback-action surveys focused on improving workplace culture and retention.
•Comprehensive talent and succession program to ensure a sustainable pipeline for long-term success.
•Partnership with local community groups such as community food banks, charity groups for sick children, at-risk youth groups, providing food, school supplies and toys to children in local neighborhoods.

Corporate Governance Highlights
We are committed to creating strong corporate governance practices that promote independence, transparency and accountability for all of our stockholders. Highlights of our corporate governance practices include:

•Declassified Board in which all directors stand for reelection each year.
•All director nominees other than our CEO are independent.
•100% independent key board committees.
•Independent Chairman.
•Annual elections for directors with "plurality plus" voting standard.
•Ability for stockholders to call a special meeting.
•Strong risk oversight at the Board and committee levels.
•Anti-hedging and anti-pledging policies.
•Independent compensation consultant.
•A formal Board approved Code of Conduct and Ethics.
•Board oversight of sustainability focused on product, environmental and social matters.
•Cybersecurity risk assessment process to identify and mitigate data security threats.
•Implementation of performance based restricted share awards in 2023 to further align senior management and stockholder interest.
•The Company issued its inaugural Sustainability Report which can be found on our website at https://coremt.com/sustainability/.

The Board of Directors - Independence
Of the directors who presently serve on the Company's Board of Directors, the Board has affirmatively determined that Members Cellitti, Crowley, Hellmold, Jauchius, Kowaleski and Smith meet the standards of independence under the NYSE American LLC exchange listing standards. In making this determination, the Board of Directors considered all facts and circumstances the Board of Directors deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.

Board Leadership Structure
The Chairman of the Board (the “Chairman”) is a director and presides at meetings of the Board. The Chairman is elected on an annual basis by at least a majority vote of the remaining directors. Historically, the offices of Chairman of the Board and Chief Executive Officer have been separated. Such separation enables the Chairman to devote his time to managing the Board and the Chief Executive Officer to focus on the operations of the Company. The Company has no fixed policy with respect to separation of the offices of the Chairman of the Board and Chief Executive Officer; however, the Board believes it is in the best interests of the Company and its stockholders to separate these positions. Thomas R. Cellitti has served as the Company's Chairman of the Board since June 15, 2020.

Risk Oversight
The Board has an active role, as a whole and at the committee level, in overseeing the management of the Company's risks. The Company has adopted an enterprise risk management assessment process to identify, assess and prepare for potential events which may affect the Company’s operations. The risk assessment is regularly reviewed by the Board of Directors. The Board reviews information regarding the Company's operations and liquidity, as well as the related risks. The Board reviews and approves the Company's annual operating and capital plans. The Compensation Committee reviews the Company's incentive compensation arrangements to determine whether they encourage excessive risk taking, reviews the relationship between risk management policies and compensation, and evaluates compensation policies that could mitigate any such risk. The Audit Committee oversees the management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and overall corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about risks through committee minutes and reports at Board meetings. The entire Board manages risks associated with environmental and social matters.

The Compensation Committee, consisting of Board Members Smith, Cellitti, Hellmold, and Kowaleski, recommends to the Board of Directors compensation policies as they relate to the Company's named executive officers and directors, and also considers the overall policies and practices utilized by senior management with respect to establishing compensation for all other employees. The Compensation Committee considers the risk assessments of the Company's Chief Executive Officer and Chief Financial Officer as part of its duties to review and recommend the current compensation packages to the Board. The Compensation Committee believes that the Company’s policies and practices with respect to compensation are not reasonably likely to have a material adverse effect on the Company. In reaching the foregoing conclusions, the Compensation Committee, Chief Executive Officer and Chief Financial Officer assessed the risks associated with the Company’s compensation policies and practices. The basis for these conclusions included: (i) a consideration of the Company's existing compensation programs, and the allocation between each primary component of compensation (base salary, annual short-term incentives, and long-term equity based compensation); and (ii) a consideration of the risks associated with the Company's business, and whether the Company's compensation policies and practices increased those risks. Based on the foregoing, the Compensation Committee recommended, and all of the independent members of the Board approved, the Company's compensation programs, and in connection with such approval concluded that the risks associated with the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Responsiveness to Stockholder Feedback
The Board values and appreciates stockholder feedback and seeks to maintain open lines of communication with all of our stockholders. The Company actively communicates with stockholder through quarterly earnings calls, non-deal road shows, investor conferences and one-on-one meetings.

Board Meetings and Committees
The Board of Directors met ten times during the year ended December 31, 2022. During that period, all directors attended 90% or more of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.

Compensation Committee
The Company has a Compensation Committee, which consists of Board Members Smith (Committee Chair), Cellitti, Hellmold, Kowaleski, who are all deemed independent directors under NYSE American LLC listing standards. The Compensation Committee is governed by a charter. A copy is available on the Company's website at www.coremt.com. In accordance with its written charter, the Compensation Committee performs the duty of reviewing, evaluating and making recommendations to the Board concerning the form and amount of compensation paid to the executive officers and directors of the Company, with a majority of directors, who are independent under NYSE American LLC listing standards, required to effect a decision.

All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Compensation Committee may also obtain analysis and advice from an external compensation consultant to assist with the performance of its duties under its charter. The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”), a leading advisor on executive compensation, to assist in reviewing appropriate 2022 compensation programs. In this regard, Pearl Meyer compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2022, there were no fees paid to Pearl Meyer for services that were not related exclusively to executive or director compensation. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to Securities and Exchange Commission ("SEC") rules and determined that Pearl Meyer is independent and its work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee makes all recommendations regarding the executive officers' compensation, subject to ratification by the independent members of the Board, after consulting with its advisors, in executive session where no management employees are present. While the Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources attend Compensation Committee meetings regularly by invitation, all final deliberations are held and all final recommendations are made by the Compensation Committee in executive session, where no management employees are present. For additional information regarding the operation of the Compensation Committee, see "Compensation Discussion and Analysis" within this proxy statement. The Compensation Committee held three meetings during 2022.

Audit Committee
The Company has an Audit Committee, which consists of Board Members Jauchius (Committee Chair), Crowley, Hellmold, and Smith, each of whom are "independent" as that term is defined under NYSE American LLC listing standards. The Board has determined that Jauchius, Crowley, Hellmold, and Smith each qualify as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K (17 CFR §229.407(d)(5)(ii)) as promulgated by the SEC. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the interim, quarterly financial statements and year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see "Audit Committee Report" below. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as most recently reaffirmed by the Board of Directors on March 9, 2023. A copy of the Audit Committee Charter is available on the Company's website at www.coremt.com. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee held four meetings during 2022.

Nominating and Corporate Governance Committee
The Company has a Nominating and Corporate Governance Committee consisting of Board Members Crowley (Committee Chair), Cellitti, Hellmold, and Jauchius each of whom are independent under NYSE American LLC listing standards. The principal function of the Nominating and Corporate Governance Committee is to recommend candidates for membership on the Board of Directors and to oversee corporate governance. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company's website at www.coremt.com. The Nominating and Corporate Governance Committee held six meetings during 2022.

In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who possess knowledge in areas that are of importance to the Company. In addition, the Nominating and Corporate Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an "audit committee financial expert." The Nominating and Corporate Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. At times, the Committee will retain an executive search firm to assist in identifying candidates with the required expertise. The Board values diversity and is committed to identifying nominees with diverse perspectives and having an inclusive environment. The Nominating and Corporate Governance Committee evaluates and measures those skills and accomplishments which should be possessed by a prospective member of the Board, including contribution of a diverse frame of reference that will enhance the quality of the Board's deliberations and decisions. In addition, the Nominating and Corporate Governance Committee considers, among other factors, ethical values, personal integrity and business reputation of the candidate, financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, indicated interest in providing attention to the duties of a member of the Board, personal skills in marketing, manufacturing processes, technology or in other areas where such person’s talents may contribute to the effective performance by the Board of its responsibilities.

The table below summarizes the specific qualification, attributes, skills and experience of each director nominee that led our Board of Directors to conclude that the nominee is qualified to serve on our Board of Directors. While each director nominee is generally knowledgeable in each of these areas, an "X" in the chart below indicates that the item is a specific qualification, attribute, skill or experience that the nominee brings to our Board of Directors. The lack of an "X" for a particular item does not mean that the nominee does not possess that qualification, attribute, skill or experience.

Director	Manufacturing	Industry (Truck, Auto, Marine)	Management (CEO/CFO Group or Division Head)	Marketing	Finance, Accounting & Budgeting	Mergers & Acquisitions	Strategy	Corporate Governance
Thomas R. Cellitti	X	X	X		X		X
James F. Crowley			X		X	X	X	X
David L. Duvall	X	X	X		X	X	X
Ralph O. Hellmold			X		X	X		X
Matthew E. Jauchius		X	X	X	X		X
Sandra L. Kowaleski	X		X		X	X	X
Andrew O. Smith	X		X		X		X

Our Board currently has one diverse member. The Board believes the current size of the Board is appropriate based on the size and complexities of the Company. The Board intends to add another diverse member upon the next Board position vacancy.

The Nominating and Corporate Governance Committee will consider persons recommended by stockholders to become nominees for election as directors and subject to the procedural requirements set forth below, such recommendations will be evaluated in the same manner as other potential nominees. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as detailed in Article III.D of the Nominating and Corporate Governance Committee Charter.

The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating and Corporate Governance Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.

In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder's intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.

The notice must set forth:

•the name and address of record of the stockholder who intends to make the nomination;

•a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•the name, age, business and residence address and principal occupation or employment of each proposed nominee;

•a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•the written consent of each proposed nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.

Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company's Secretary, c/o the Board of Directors (or, at the stockholder's option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.

The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders; however, all directors of the Company attended the 2022 Annual Meeting of Stockholders.

Code of Ethics
The Company has adopted a Code of Conduct and Business Ethics which applies to all employees and directors of the Company, including the Company's principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company's Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the SEC. A copy of the Company's Code of Conduct and Business Ethics is available on the Company's website at www.coremt.com.

Securities Trading Policy
The Company has adopted an Insider Trading Policy, which applies to all employees and directors of the Company including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions, as well as to each director. The Board believes that the Insider Trading Policy is designed to ensure compliance with all applicable insider trading rules.

Anti-Hedging and Anti-Pledging Policy
The Company's Insider Trading Policy includes an anti-hedging policy, which states that directors, executives and all other employees are not permitted to (a) pledge the Company's securities as collateral for a loan or other obligation, (b) purchase, sell or trade in options (including puts or calls) to purchase or sell the Company's securities, (c) purchase the Company's securities on margin, (d) engage in "short sales", (e) hold the Company's securities in an account that is subject to a margin-call or (f) otherwise deal in derivative securities, which are based upon the Company’s securities.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consisted of Board Members Smith, Cellitti, Hellmold, Kowaleski none of whom, during 2022, was an officer or employee of the Company, nor had a relationship requiring disclosure under Item 404 of Regulation S-K (17 CFR §229.404). The Company did not have any compensation committee interlocks in 2022, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.

Board of Directors

Name	Age	Title

Thomas R. Cellitti	71	Director, Chairman of the Board
James F. Crowley	76	Director
David L. Duvall	54	President, Chief Executive Officer and Director
Ralph O. Hellmold	82	Director
Matthew E. Jauchius	53	Director
Sandra L. Kowaleski	59	Director
Andrew O. Smith	60	Director

Thomas R. Cellitti
Chairman of the Board

Independent
Director Since: 2000
Age: 71
Education: Loyola University, Chicago (Master’s degree in Business Administration), Marquette University (Bachelor’s degree in Business Administration)

Thomas R. Cellitti was elected Chairman of the Board in June of 2020 and has served as a director of the Company since February 10, 2000. Mr. Cellitti previously was Chairman of the Nominating and Corporate Governance Committee and Chairman of the Executive Resource Committee. Prior to his retirement from Navistar Inc. (“Navistar”) in 2013, Mr. Cellitti was the Senior Vice President of Integrated Reliability and Quality, for Navistar since 2008. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Medium Truck Division from 2004 to 2008, as well as Vice President and General Manager, Bus Vehicle Division from 1991 to 2004 for Navistar, where he led developing and implementing the business strategies. Prior to this time, Mr. Cellitti held positions in Manufacturing and Finance. Mr. Cellitti has also served on the board of various industry and nonprofit organizations as well as private corporations. Mr. Cellitti’s experience includes leadership in developing and implementing business strategies for profitable growth. Mr. Cellitti has a Master’s degree in Business Administration with a specialization in Finance from Loyola University of Chicago and a Bachelor’s degree in Business Administration from Marquette University.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Cellitti should serve as a director because of his in-depth insight and knowledge about manufacturing operations, quality, and business strategy as well as his extensive background in the powertrain, bus, and truck industries.

James F. Crowley
Chairman of the Nominating and Corporate Governance Committee

Independent
Director Since: 1998
Age: 76
Education: Wharton Graduate School of Business at the University of Pennsylvania (Master's degree in Business Administration), Villanova University (Bachelor's degree in Business Administration), Harvard Business School (Corporate Governance Certificate)

James F. Crowley has served as a director of the Company since May 28, 1998, and is Chairman of the Nominating & Corporate Governance Committee. Mr. Crowley is a private investor and Chairman and Managing Partner of Old Strategic LLC, headquartered in Connecticut. From October 2008 to September 2021, Mr. Crowley had served as a Director of Green Plains and was Chairman of its audit committee. Mr. Crowley retired in 2021. From 1993 to 2006, Mr. Crowley was a founding partner and Chairman of the Strategic Research Institute LLC. From 1984 to 1992, Mr. Crowley served in various capacities with Prudential Securities, Inc., including President of Global Investment & Merchant Banking. Prior to joining Prudential Securities, Inc., Mr. Crowley was a First Vice President and Partner at Smith Barney, Harris Upham & Co. in its Investment Bank and Capital Markets Division. Mr. Crowley has also served on the board of various not-for-profit and private organizations and universities. Mr. Crowley has a Master’s degree in Business Administration from the Wharton Graduate School of Business at the University of Pennsylvania and a Bachelor of Science degree in Business Administration from Villanova University. In addition, Mr. Crowley has attended corporate governance courses at Harvard, Stanford, and Northwestern Universities. In 2019, Mr. Crowley was awarded the Harvard Business School Certificate in Corporate Governance.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Crowley should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and insight into the role of serving as Chair of the Company’s Nominating & Corporate Governance Committee.

David L. Duvall
President and Chief Executive Officer

Director Since: 2018
Age: 54
Education: Stanford University (Master of Science in Mechanical Engineering), Purdue University (Bachelor of Science in Mechanical Engineering)

David Duvall joined the Company on October 22, 2018, as Chief Executive Officer and President. Mr. Duvall came to the Company from Signode Industrial Group, a Carlyle Group company, where he served as Group President of the Global Equipment & Tools division, from January 2017 to October 2018, when Signode was sold to Crown Holdings Inc. Prior to Signode, Mr. Duvall served as Senior Vice President and General Manager of Danfoss’ Global Hydrostatics Division from 2012 to 2017, based out of Germany. From 2008 to 2012 Mr. Duvall was Vice President and General Manager for the Global Valves business at Danfoss and led the carve-out of that business to form a stand-alone business within the Danfoss structure. Mr. Duvall has held various senior management roles in both the industrial and automotive sectors, including Americas General Manager for Fuel Tanks at TI Automotive (2005-2008) and Vice President of Operations with VITEC LLC (2003-2005). Mr. Duvall has a Master’s of Science in Mechanical Engineering from Stanford University and a Bachelor of Science in Mechanical Engineering from Purdue University.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Duvall should serve as a director because of his corporate management skills and experience, in-depth global operations insight, and strategy and business development knowledge.

Ralph O. Hellmold
Director

Independent
Director Since: 1996
Age: 82
Education: Columbia University (Master’s degree in International Relations), Harvard College (Bachelor of Arts)

Ralph O. Hellmold has served as a director of the Company since its formation on December 31, 1996. He was Managing Member of Hellmold & Co., LLC, an investment banking boutique specializing in mergers and acquisitions and working with troubled companies or their creditors until 2012, and is currently an investor. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. Prior to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance since 1974 and co-founded Lehman’s Financial Restructuring Group. Mr. Hellmold is a Chartered Financial Analyst and has served as director, and on the audit committee, of other public corporations in the past. Mr. Hellmold has a Master’s degree in International Relations from Columbia University and a Bachelor of Arts degree from Harvard College.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Hellmold should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and a strong background in mergers and acquisitions.

Matthew E. Jauchius
Chairman of Audit Committee

Independent
Director Since: 2013
Age: 53
Education: University of Michigan (Master’s degree in Business Administration), The Ohio State University (Bachelor’s degree in Business Administration)

Matthew E. Jauchius has served as a director of the Company since January 1, 2013, and is Chairman of the Audit Committee. Mr. Jauchius is currently a Lecturer in Marketing at the Fisher College of Business at The Ohio State University, President of Buckwolf LLC, a marketing and strategy consultancy, President of J5 Alpha LLC, a small business focused on fitness services. Mr. Jauchius previously served as Executive Vice President and Chief Marketing Officer at Fifth Third Bancorp, where he directed a substantial integrated marketing program from 2017 to 2021. From 2015 to 2016, Mr. Jauchius served as Executive Vice President and Chief Marketing Officer of Hertz Global Holdings, and from 2010 to 2015 Mr. Jauchius served as Executive Vice President and Chief Marketing Officer at Nationwide Mutual Insurance Company. Mr. Jauchius also served previously as Senior Vice President and Chief Strategy Officer at Nationwide. Prior to Nationwide, Mr. Jauchius served as Associate Principal at McKinsey & Company, Risk Advisor at Bank One (now Chase), and Senior Accountant at Ernst & Young. Mr. Jauchius’ experience includes strategy and growth, marketing and sales, company turnarounds, audit/risk management, and operational cost improvements, which includes support to the automotive, agriculture, and other manufacturing industries. Mr. Jauchius has a Master’s degree in Business Administration from the University of Michigan and a Bachelor’s degree in Business Administration from The Ohio State University. Mr. Jauchius is a Certified Public Accountant (inactive) in the State of Ohio.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Jauchius should serve as a director and Chair of the Company’s Audit Committee because of his in-depth insight and experience in marketing, strategy and business development.

Sandra L. Kowaleski
Director

Independent
Director Since: 2020
Age: 59
Education: The Ohio State University (Bachelor’s degree in Chemical Engineering)

Sandra L. Kowaleski has served as a director of the Company since September 21, 2020. Ms. Kowaleski is VP of Strategic Footprint Optimization at Stanley Black and Decker. Before this role, she was VP of Outdoor Operations, responsible for manufacturing locations supporting the Stanley Black and Decker Outdoor Business Unit. She provided operational leadership to the integration activities and electrification strategy post-acquisition of MTD Products.

Ms. Kowaleski's experience includes global operational and manufacturing system optimization, leading business and culture transformations, supporting acquisition due diligence and integration, and strengthening financial results in manufacturing-focused businesses. From 2015 to 2020, Ms. Kowaleski was a Global Operations Leader of Momentive Performance Materials, a global leader in silicones and advanced materials serving the aerospace, automotive, transportation, electronics, and semiconductors industries. She has also held several executive-level operations and business leadership positions in her career, including Vice President - Global Operations for Minerals Technologies and Vice President, General Manager – Functional Coatings & Manufacturing Operations for OMNOVA Solutions/GenCorp.

Prior board experience included the Board of Trustees for the OMNOVA Foundation, and she was an Advisory Board Member for the Industrial Systems & Welding Engineering department of The Ohio State University. She was also a Managing Director for a GmbH.

Ms. Kowaleski has a Bachelor's Degree in Chemical Engineering from The Ohio State University.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Ms. Kowaleski should serve as a director because of her corporate management skills and experience, in-depth global operations insight, business development knowledge, and advanced materials and molding expertise.

Andrew O. Smith
Chairman of the Compensation Committee

Independent
Director Since: 2015
Age: 60
Education: University of Chicago (Law degree and a Master’s degree in Business Administration), University of Pennsylvania (Bachelor’s degree in Engineering and a Bachelor’s degree in Finance)

Andrew O. Smith has served as a director of the Company since August 6, 2015. Since 2019, he has been the President and Chief Executive Officer for Yenkin-Majestic Paint Corporation/OPC Polymers ("YM/OPC"), a privately-held manufacturer and distributor of coatings resins serving customers primarily in North America. Before joining YM/OPC in 1995, Mr. Smith served as a principal in several entrepreneurial businesses, after beginning his career as a management consultant in the strategy practice of Booz Allen & Hamilton, where he advised major industrial and financial corporations. In his current position, Mr. Smith oversees manufacturing, finance, information technology, legal, research and development, and strategic planning. He also serves on the Board of YM/OPC, the Buckeye Institute, and several other non-profit organizations. Mr. Smith has extensive experience and knowledge in manufacturing and materials development, supply chain and logistics, and financial statement analysis. He is a member of the bar of the State of New York and active in professional organizations including the National Association of Manufacturers and the American Coatings Association. Mr. Smith has a Law degree and a Master's degree in Business Administration both from the University of Chicago, and a Bachelor's degree in Engineering from the School of Engineering and Applied Science and a Bachelor's degree in Finance from the Wharton School of Business, both at the University of Pennsylvania.

Board Qualifications: As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Smith should serve as a director because of his in-depth insight and knowledge about manufacturing, materials technology, and executive leadership.

Executive Management

Name	Age	Position(s) Currently Held

Renee R. Anderson	59	Executive Vice President, Human Resources
David L. Duvall	54	President, Chief Executive Officer and Director
J. Christopher Highfield	56	Executive Vice President, Marketing and Sales
Eric L. Palomaki	41	Executive Vice President, Operations, Research and Development
John P. Zimmer	58	Executive Vice President, Secretary, Treasurer, and Chief Financial Officer

Biographical information for David Duvall, who also serves as one of our directors, is provided above in this Proxy Statement.

Renee R. Anderson

Executive Officer Since: 2019
Age: 59

Education: Montreat College (Bachelor’s degree in Business Administration), Western Carolina University (Master’s degree in Human Resource Management)

Renee Anderson joined the Company on January 7, 2019 and was appointed Executive Vice President of Human Resources. Prior to joining CORE, from 2016 to 2018, Mrs. Anderson was President of Anderson Consulting Services, LLC, a Human Resources consulting practice specializing in helping organizations implement culture change initiatives which focus on: employee engagement, results-driven actions, conflict management, organizational effectiveness, leadership development and talent development/management. Prior to Anderson Consulting Services, from 2012 to 2016, Mrs. Anderson served as the Americas Human Resources Director for Draexlmaier, an automotive supplier with over 60,000 employees generating revenues of $3.7 billion annually. Before that, from 1997 to 2011, she held Human Resource leadership positions of increasing responsibility with Danfoss and Alcan Medical. Mrs. Anderson earned her bachelor’s degree from Montreat College in Business Administration and earned her Master’s degree from Western Carolina University in Human Resource Management.

J. Christopher Highfield

Executive Officer Since: 2020
Age: 56

Education: Cedarville University (Master of Business Administration), Wittenberg University (Bachelor in Business Administration)

J. Christopher Highfield joined the Company in June of 2015 serving as the Director of Truck & Bus Products. He was promoted to Vice President and Commercial Lead in August of 2018, and to Executive Vice President of Sales & Marketing in November of 2020. Prior to joining the Company, Mr. Highfield was employed by American Trim, a Tier 1 supplier of decorated metal products serving the appliance, automotive, heavy truck and industrial marketplace, from 2002 to 2015. He joined American Trim as the Director of Truck & Bus Products, and held several positions of increasing responsibility, advancing to the senior leader of the Sales & Marketing organization. Prior to American Trim, Mr. Highfield held various director, general manager and commercial leadership positions with top Tier 1 providers in the agriculture, appliance, automotive, lawn & garden, heavy truck, industrial and outdoor power markets. Mr. Highfield earned his MBA with a concentration in Operations & Finance from Cedarville University and his undergraduate degree in Business Administration from Wittenberg University.

Eric L. Palomaki

Executive Officer Since: 2018
Age: 41

Education: Jack Welch Management Institute (Master of Business Administration), Rensselaer Polytechnic Institute (Bachelor of Science in Mechanical Engineering)

Eric L. Palomaki joined the company on September 19, 2018, and was appointed to the position of Vice President of Operations. Mr. Palomaki was promoted to Executive Vice President of Operations, Research and Development in November, 2020. Prior to joining CORE, Mr. Palomaki was the Vice President of Advanced Manufacturing Engineering from 2013 to 2017 at Acuity Brands Lighting, a commercial lighting company with 12,000 employees generating $3.5 billion annually. Prior to Acuity Brands, Mr. Palomaki served in multiple roles in the automotive industry for North American Lighting in 2012 and 2013, and TRW Automotive from 2007 to 2012. Mr. Palomaki holds a Master of Business Administration from Jack Welch Management Institute, and a Bachelor’s of Science in Mechanical Engineering from Rensselaer Polytechnic Institute.

John P. Zimmer

Executive Officer Since: 2013
Age: 58

Education: The Ohio State University (Bachelor’s degree in Business Administration)

John P. Zimmer joined the Company on November 4, 2013 and was appointed to the position of Vice President, Treasurer, Secretary and Chief Financial Officer on November 5, 2013. Mr. Zimmer has more than 30 years of finance and accounting experience. Prior to joining the company, Mr. Zimmer was Chief Financial Officer of Parex Group USA, Inc., a division of Parex Group, a $1 billion manufacturer of construction materials, from 2010 to 2013. Mr. Zimmer also served as Chief Financial Officer of The Upper Deck Company, LLC from 2006 to 2010. Prior to that, Mr. Zimmer was Vice President of Finance for Cardinal Health Pyxis Products, and held senior management roles with SubmitOrder, Inc., Cardinal Health and Deloitte & Touche. Mr. Zimmer has a Bachelor’s degree in Business Administration from The Ohio State University, and is also a Certified Public Accountant (inactive) in the State of Ohio.

The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to "we," "us," "our'' or similar terms are to the Company and our subsidiaries.

2022 Summary Executive Compensation Program
The Company's 2022 executive compensation program was designed to increase focus on growth and profitability, consistent with the 2021 program. The components of our compensation program in 2022 were as follows:

•Executive base pay with adjustments in line with market benchmarks.
•Annual short-term incentive plan ("STIP") based on achieving earnings before interest and taxes ("EBIT") and cash flows from operations targets.
•Long-term incentive plan ("LTIP") stock-based compensation awards determined based on performance and market benchmarks.

Overall the Company's financial performance metrics in 2022 improved in nearly all aspects, including the metrics used to determine management's compensation. The Company's 2022 financial results improved compared to 2021 as follows:

•Net sales increased 23% in 2022 to $377,376,000 compared to $307,483,000 in 2021.
•Net income of $12,203,000 or an increase of 261% compared to $4,671,000 in 2021.
•Earnings per share in 2022 of $1.44 compared to $0.55 in 2021.

Financial metrics used to determine management's compensation:

•EBIT increased by 63% to $18,003,000 from $11,068,000.
•Cash flows from operations increased by 51% to $18,982,000 from $12,546,000.

The Company overachieved its targeted EBIT before STIP by $2.3 million or 12% and underachieved its Operating Cash Flows target by $3.1 million, or 13%. As a result, the Company's STIP payout was 98% of targeted amounts. In 2021, the Company's STIP payments were 68% of target.

The Company awarded long-term stock-based compensation of 100% of the CEO and an average of 70% of the NEO base salary in 2022 compared to 265% and 72% in 2021, respectively. In 2021 the Board granted Mr. Duvall an additional $1,000,000 (165% of base salary) of restricted stock to recognize the successful turnaround of the Company and Mr. Duvall’s prior decision to waive guaranteed cash incentives in 2020 and 2019 of $550,000 each year. Excluding the additional shares Mr. Duvall was awarded long-term stock compensation of 100% of base salary in 2021.

Beginning in 2023, the Company modified its long-term incentive plan award program. The Company will transition its long-term incentive plan award program over a three-year period to eventually consist of 50% performance-based awards, based on meeting set financial targets over a three-year period, and 50% time-based awards. Since the change in the program will delay the number of shares available to vest over each of the next three years, the program is being phased in with the percent of each annual award allocated to performance shares increasing each year. In 2023, 2024 and 2025 and thereafter, 10%, 30% and 50% of the Company’s long-term share awards will be performance based, respectively.

Compensation Discussion and Analysis
This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers (NEOs) as described in the summary compensation table set forth below:

•Our compensation philosophy and objectives;

•The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;

•The elements of compensation that are included within total direct compensation, as well as, other compensation items in addition to total direct compensation; and

•The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives
Our compensation philosophy is focused on incentivizing executives primarily through the use of base salary, annual short-term cash incentives and long-term equity-based incentive compensation in order to attract, motivate, reward and retain executives.

The Board of Directors has an articulated compensation philosophy with the following primary objectives:
•Attract, retain and encourage the development of highly qualified and motivated executives;

•Provide compensation that is competitive with our peers and defined marketplace;

•Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and

•Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance.

To this end, the objectives of our compensation philosophy put a strong emphasis on correlating the long-term growth of stockholder value with management’s most significant compensation opportunities.

Means of Achieving Our Compensation Objectives
The three primary components of compensation for our NEOs include base salary, annual cash incentive compensation and long-term equity-based incentive compensation. Our NEOs also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits consistent with those benefits for our other corporate salaried employees.

Determination of Compensation
Our Compensation Committee reviews, evaluates and recommends compensation policies for our NEOs. All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Board of Directors is responsible for the formal determination concerning compensation of NEOs; provided, however, that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. During 2022, the Compensation Committee retained Pearl Meyer & Partners LLC (“Pearl Meyer”) to assist in the review of 2022 compensation programs. In this regard, Pearl Meyer compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2022, there were no fees paid to Pearl Meyer for services that were not related to executive or director compensation. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and determined that Pearl Meyer is independent and its work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee also considered each NEOs individual performance, the compensation objectives described above and peer group performance described below in determining compensation. Past stockholder advisory votes are considered by the Compensation Committee as affirmation by our stockholders of the Company's compensation policies and practices with respect to our NEOs.

As part of its duty to review executive officer compensation programs, the Compensation Committee reviews and evaluates the Company's equity incentive programs with consideration of the peer benchmark data and the Board's overall compensation objectives. Stock grants have been typically considered after the Company's annual meeting, but could be awarded at other times. In May 2022, the Board made stock grants to the NEOs under the Long-Term Equity Incentive Plan. Beginning in 2023, the Company is transitioning to allocating a portion of annual long-term awards vesting based on performance criteria set by the Board in the first quarter of the first year of a three-year measurement period. As a result, starting in 2023 the Company has moved its annual grant from May of each year to March. The Board plans for future annual grants to be issued in March in conjunction with its setting of three-year performance criteria.

Peer Group Analysis
To help facilitate the compensation review and to establish appropriate levels of compensation for directors and NEOs, the Board retained Pearl Meyer, a leading advisor on executive compensation, to compile competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies. Because our market for executive talent is national, competitive data is reflective of the compensation levels of executives at companies of comparable size and complexity on both the local and national level. In addition, the information that is collected relates to companies with comparable manufacturing operations or geographic representation. The companies reviewed were publicly traded in the United States and had median sales of approximately $324 million. The data reviewed for these peer companies was derived from the publicly available SEC filings of these organizations. The companies comprising the peer group reviewed for establishing 2022 compensation levels were as follows:

CECO Environmental Corp	Universal Stainless & Alloy	Twin Disc, Incorporated
Douglas Dynamics Inc.	Commercial Vehicle Group	Compx International Inc.
Gentherm Incorporated	DMC Global Inc.	Dorman Product Inc.
Hurco Companies, Inc.	The Eastern Company	FreightCar America, Inc.
Motorcar Parts of America	Graham Corporation	Helios Technologies, Inc.
Sifco Industries, Inc.	Horizon Gllobal Corporation	Manitex International, Inc.
Synalloy Corp	Myers Industries, Inc.	Strattec Security Corp.
UFP Technologies, Inc.	Stoneridge, Inc.

We used this competitive data to determine the applicable market median for executive compensation among the peer group, which serves as a benchmark for analyzing compensation for each of our executive positions. Non-equity compensation and equity awards can vary significantly from year to year in relation to the peer group, depending on the Company's performance in relation to that of the peer group. In years of higher profitability, the short-term incentive (non-equity compensation) and equity amounts awarded to our executive officers may exceed the corresponding market median amounts of our peer group. In contrast, during years of lower profitability the Company's short-term incentive and equity awards may fall below the corresponding market median amounts of our peer group.

We review the market quartiles from our peer group and base our compensation on our NEO's skills, experience and performance. We expect above average performance and our compensation system balances the cost of the compensation program with the expected performance.

An executive's actual total compensation could vary significantly depending upon the relationship between our actual performance and the performance of our peer group, particularly in regard to non-equity compensation. If our results are well above the peer group performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below peer group levels.

Compensation Mix
We compensate our CEO and other NEOs through a combination of base salary, the opportunity for short-term incentive compensation and long-term equity-based incentive compensation. The amount of total direct compensation for our CEO and other NEOs is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives as described above.

Elements of Direct Compensation

Direct Compensation Element	Description	Additional Details
Base Salary	Provide predictable level of current income for our NEOs.	•Designed to attract and retain qualified executives. •Adjustments, if any, approved by the Board on an annual basis.
Short-term Incentive Program	Annual program for all salaried employees, including CEO and other NEOs, designed to align with stockholder interests by directly tying cash incentive payments to our overall financial performance.	•Each NEO has a STIP target as a percent of base salary. •The NEO's target decreases and increases based on Company performance compared to targets set by the Board at the beginning of the year.
Long-Term Stock-Based Compensation
Restricted Stock	Granted to our CEO and other NEOs, directors and other key managers.
•Vests in three equal installments over the next three years following the grant date.

•No shares vest until a recipient’s third anniversary with the Company.

•For participants 65 years of age and older, grants vest over a one year period.

•Accelerated vesting upon death, disability or “change-in-control.”
.
•Award based on percentage of recipient’s base salary.

•Shares granted based on the award value divided by the Company's average of the high and low share price on the grant date.

•Beginning in 2023, over a three year period, the Company is transitioning to 50% performance-based vesting set by the Board at the date of grant. The Company will transition to the 50% level by 2025.

Long-Term Stock-Based Compensation Continued
Stock Appreciation Rights (SARs)	Granted to our CEO and other NEOs, directors and other key managers in 2019.
•Vests in three equal installments over the next three years following the grant date.

•Accelerated vesting upon death, disability or "change in control."

•Based on the award value divided by the Black-Scholes price on the grant date.

•SARs granted in 2019 as part of the Company’s turnaround plan to compensate for a successful turnaround. SARs were granted with a $10.00 strike price when the Company’s share price was $7.69.

•Expires on May 16, 2024

2022 Compensation Mix for CEO and NEOs
The annual short-term incentive and long-term equity-based incentive components (“Variable Compensation”) target was 65% and 60% of the CEO and other NEOs overall direct compensation, respectively, with the remaining 35% and 40% relating to base salary. In years of higher profitability, the short-term incentive and long-term equity amounts awarded to our executive officers could result in a compensation mix higher than our target. In contrast, during years of lower profitability our compensation mix of short-term incentive and long-term equity amounts could result in a compensation mix lower than our target.

Actual 2022 compensation consisted of the following mix:

The resulting compensation mix related to Variable Compensation for our CEO and other NEOs for 2022 was approximately 67% and 60%, respectively. Salary and other compensation for our CEO and other NEOs for 2022 was approximately 33% and 40%, respectively. The Board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved and the market amounts from our peer group.

Base Salary
We use base salaries to provide predictable level of current income for our CEO and other NEOs. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive's annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our CEO and other NEOs, we do not consider awards previously made, including equity-based awards under our long-term incentive or short-term incentives plans. Base salary adjustments are approved by the Board, based upon recommendations of the Compensation Committee.

The Compensation Committee typically reviews officer compensation on an annual basis, or upon a new executive officer being appointed.

Base salaries for the CEO and other NEOs were adjusted in May 2022.

Short-term Incentive Plan ("STIP")

2022 STIP
The Company's STIP provides all salaried personnel with a target STIP percentage award of base pay based on an individual's position. The target STIP percentage for our CEO and other NEOs are as follows:

Position	STIP Target Percentage of Base Pay
CEO	100%
NEO	80%

The actual STIP payment percentage can increase or decrease based on Company's actual performance compared to performance targets set by the Board. If the Company meets less than 80% of performance targets no payout related to that target is made. If the Company exceeds a performance target by 50% the STIP payment percentage reaches its maximum level of two times the target STIP percentage for the specific performance target. The STIP payment percentage incrementally increases for performance achievement between 80% and 150% of performance targets.

The Board set the following performance targets for 2022 (in thousands):

Measurement	Target Amount	Weight
EBIT (before STIP)	$19,639	70%
Operating Cash Flows	$21,770	30%

The Company's full year achievement of the targets are as follows (in thousands):

Measurement	Target Amount	Actual Weight
EBIT (before STIP)	$21,940	112%
Free Cash Flow	$18,879	87%

Based on performance, the Company achieved 98% of targeted STIP. Total STIP payments were $3.8 million with 32% being allocated to the NEO's.

The STIP Payout for our CEO and other NEO are as follows:

Position	Target STIP	Achievement	Payout Level (as a percent of base salary)
CEO	100%	98%	98%
NEO	80%	98%	78%

2021 STIP
In 2021 the Company adopted a new STIP which reflected the Company's successful completion of its turnaround and the focus on growing the Company and increasing profitability. The STIP provides all salaried personnel with a target STIP percentage award of base pay based on an individual's position. The target STIP percentage for our CEO and other NEOs are as follows:

Position	STIP Target Percentage of Base Pay
CEO	100%
NEO	80%

The actual STIP payment percentage can increase or decrease based on Company's actual performance compared to performance targets set by the Board. If the Company meets less than 80% of performance targets no payout related to that target is made. If the Company exceeds a performance target by 50% the STIP payment percentage reaches its maximum level of two times the target STIP percentage for the specific performance target. The STIP payment percentage incrementally increases for performance achievement between 80% and 150% of performance targets.

The Board set the following performance targets for 2021 (in thousands):

Measurement	Target Amount	Weight
EBIT (before STIP) (1)	$17,517	70%
Free Cash Flow (2)	$10,347	30%

(1) EBIT excluding the operations and closure costs of the Company's Batavia, Ohio facility.
(2) Free Cash Flows is defined as operating cash flows less capital expenditures, excluding capital expenditures for the addition of the Company's DFLT press expansion in Matamoros, Mexico.

The Company's full year achievement of the targets are as follows (in thousands):

Measurement	Target Amount	Actual Weight
EBIT (before STIP)	$16,024	91%
Free Cash Flow	$5,986	58%

Based on performance, the Company achieved 51% of targeted STIP. In the second half of 2021 rapid global inflation and supply chain disruptions significantly changed the Company's operational focus for 2021. The Company's focus transitioned to supply chain stability and making sure that customer deliveries were uninterrupted and managing the impact on the Company's financial results of rapid inflation. The Board recognized that as a result of the macro events the ability of the Company to meet its STIP targets was severely impacted. The Board determined that STIP target performance for the first half 2021 should be used to pay the full year STIP bonus. As a result, the Board adjusted the STIP performance to 68% of targeted STIP for all participants to partially reflect the effect of macro events and the Company's ability to quickly meet the macro challenges. Total STIP payments were $2.4 million and 33% being allocated to the NEOs.

The STIP Payout for our CEO and other NEOs are as follows:

Position	Target STIP	Actual Achievement	Payout Level (as a percent of base salary)
CEO	100%	68%	68%
NEO	80%	68%	54%

Long-Term Stock-Based Compensation
The Board administers the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan, (the "2021 Plan"). The 2021 Plan replaced, with stockholder approval, the 2006 Long-Term Equity Incentive Plan (the "2006 Plan") on May 13, 2021. The 2021 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards.

The Board also administers the Core Molding Technologies, Inc. Employee Stock Purchase Plan, as amended by the stockholders in 2013 (the "Stock Purchase Plan"). The Stock Purchase Plan provides eligible employees, including NEOs, with the opportunity to acquire our common stock, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders.

The 2021 Plan and the Stock Purchase Plan are the primary methods for providing stock based compensation to our NEOs.

Pursuant to the 2021 Plan, the Board of Directors has established an equity award program. The Compensation Committee reviews and considers equity incentive awards as part of its duty to review executive officer compensation programs. Historically, the Company made equity awards at the Board meeting held in conjunction with the annual meeting of stockholders. This meeting customarily is held in May. From time to time, we also may grant awards in connection with new hires and promotions at the time of those events.

In order to further link performance with compensation, beginning in 2023, the Company will transition to allocating a portion of annual long-term awards with vesting based on performance criteria set by the Board in the first quarter of a three-year measurement period. As such, in March 2023 the Board awarded 2023 grants. The Board plans for future annual grants to be issued in March in conjunction with its setting of three-year performance criteria.

The Company will transition over a three-year period to long-term awards for its CEO and other NEOs which will be 50% based on performance and 50% based on time. Since the change in the program will delay the number of shares available to vest over each of the next three years, the program is being phased in with the percent of each annual award allocated to performance shares increasing each year. In 2023, 2024 and 2025 and thereafter, 10%, 30% and 50% of the Company’s annual share awards will be performance based, respectively.

Restricted Stock: Equity grants are based on Company targets, stock price, Company performance in the year immediately preceding the grant and the recipient's achievement of individual performance expectations. Award value, as a percent of annual base salary, made to the CEO and other NEOs were as follows:

Executive	2022	2021
David Duvall(1)	100%	265%
John Zimmer	70%	77%
Eric Palomaki	70%	68%

(1) The Board granted Mr. Duvall an additional $1,000,000 of restricted stock in 2021 to recognize the successful turnaround of the Company and Mr. Duvall's prior decision to waive guaranteed cash incentives in 2020 and 2019 of $550,000 each year.

The Company's equity grants are part of the overall compensation mix for the NEOs and the Board believes that the current equity awards for each NEO help to achieve the Company's overall compensation objectives of incentivizing executives in order to attract, motivate and reward their efforts on behalf of the Company and its stockholders and sufficiently aligns the interests of the Company's NEOs with stockholders in order to achieve long-term growth.

In establishing the award levels for equity grants in 2022 and 2021, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior equity awards that were fully vested. The Board's primary focus in granting such equity awards is to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.

In 2022 and 2021 the Board granted our CEO, other NEOs, directors and other key managers shares of restricted common stock pursuant to the 2021 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests over a period of time determined at the date of grant. Vesting of all shares granted accelerates upon death, disability or "change-in-control" (as described in the 2021 Plan). Restricted shares granted are determined based on the award value divided by the Company's average of the high and low share price on the grant date. At times, consideration is given at the date of hire for new named executive officers and directors with respect to the grant date for restricted stock.

Restricted stock awards made to the CEO and other NEOs in 2022 and 2021 at the date of grant were as follows:

	2022		2021
	Restricted Stock Shares	Restricted Stock Value	Restricted Stock Shares	Restricted Stock Value
David Duvall	64,231	$668,000	112,450	$1,544,501
John Zimmer	28,538	$296,800	20,953	$287,789
Eric Palomaki	25,173	$261,800	16,090	$200,996

In addition to its normal annual stock grant, the Board granted Mr. Duvall an additional $1,000,000 of restricted stock in 2021 to recognize the successful turnaround of the Company and Mr. Duvall's prior decision to waive guaranteed cash incentives in 2020 and 2019 of $550,000 each year.

Premium Priced Stock Appreciation Right ("SARs"): In 2019, the Board granted our CEO, other NEOs, directors and other key managers SARs pursuant to the 2006 Plan. SARs granted in 2019 were part of the Company’s turnaround plan to compensate for a successful turnaround and to partially offset the reduction in restricted share awards. SARs were granted with a $10.00 strike price when the Company’s share price was $7.69. To reinforce the commitment to long-term results and retain NEOs, each SARs grant vests in three equal installments over the three (3) years following the date of the grant, with all SARs grants being fully vested upon death, disability or "change-in-control" (as described in the 2006 Plan). SARs granted are determined based on the award value divided by the Black-Scholes price on the grant date. The Company did not grant any SARS in 2022 or 2021. The SARs expire on May 16, 2024.

Employee Stock Purchase Program. We maintain the Stock Purchase Plan, as referenced above, under which all of our United States employees, including our NEOs, are permitted to participate. Accumulated employee elective payroll deductions are used to purchase shares of our common stock quarterly on or about January 1, April 1, July 1 and October 1 at a 15% discount to the average of the high and low trading price of the common stock on the NYSE American on the last business day of the fiscal quarter of the plan. The Board believes that this broad based plan encourages stock ownership by our employees.

Other Elements of Compensation
Benefits. We provide our NEOs with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to our other United States based salaried employees.

40l(k) Plan. We maintain a defined contribution tax-qualified retirement plan called the "Core Molding Technologies, Inc. 401(k) Retirement Savings Plan" (the "401(k) Plan"), which provides for broad-based employee participation, including for our NEOs. The 40l(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for NEOs or other employees.

Beginning, January 1, 2022, the Company modified its 401(k) Plan benefits for all employees, including our NEO’s. Under the 401(k) Plan, all of our eligible employees, including our NEOs, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 100% of the first 3% and 50% of the next 2% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, we make an annual Board discretionary employer contribution equal up to 2.5% of each participant's base salary.

Prior to 2022, under the 401(k) Plan, all of our eligible employees, including our NEOs, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, we make an automatic employer contribution equal to 3% of each participant's base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant's base salary, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of base salary if such participant is age 45 or older. This contribution is subject to Board approval, and is made only if the participant is employed on the last day of the year.

We offer the 401(k) Plan because it provides our employees, including our NEOs, with a way to save for retirement. We evaluate the 40l(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives' overall compensation packages in the coming years.

Perquisites. In general, we believe that perquisites should not constitute a consequential portion of any NEOs’ compensation. As a result, any perquisites received by the Company's NEOs were de minimis, and none of the Company's NEOs received perquisites in excess of $1,000.

Executive Severance and Employment Arrangements. We have entered into executive employment and/or severance agreements with each NEOs that specify payments in the event the executive officer's employment is terminated under certain circumstances. We believe that such agreements serve to assure the stability and continuity of our executive officers upon, among other things, the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company's compensation program. See further disclosure below under "Potential Payments Upon Termination or Change in Control" for more information.

Conclusion
Our compensation programs are designed and administered in a manner consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Compensation Committee monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity-based incentive programs that reward our NEOs for results that are consistent with our stockholders' interests.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee
Andrew O. Smith, Chairman
Thomas Cellitti
Ralph O. Hellmold
Sandra L. Kowaleski

Summary Compensation Table

The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the years ended December 31, 2022, 2021 and 2020.

The Company has entered into employment agreements with the named executive officers and has entered into certain executive severance agreements as further described below under "Potential Payments upon Termination or Change of Control." Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Restricted Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)

David L. Duvall President and Chief Executive Officer	2022 2021 2020	645,011 583,846 502,404	- - -	668,000 1,544,501 304,415	630,894 401,044 301,111	19,625 23,200 23,100	1,963,530 2,552,591 1,131,030

John P. Zimmer EVP, Chief Financial Officer	2022 2021 2020	410,865 371,539 319,711	- - -	296,800 287,789 175,176	320,656 204,168 191,207	19,625 23,200 23,100	1,047,946 886,696 709,194

Eric Palomaki EVP, Operations and R&D	2022 2021 2020	361,299 324,615 274,039	- - -	261,800 220,996 156,975	282,964 178,383 164,293	19,625 17,400 16,245	925,688 741,394 611,552

(1)The column for “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” has been omitted from this table because no compensation is reportable thereunder.

(2)The amounts in the Restricted Stock Awards column reflect the aggregate fair value of restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the footnote entitled "Stock Based Compensation" to the Company's audited financial statements for the years ended December 31, 2022, 2021, and 2020 included in the Company's Annual Reports on Form 10-K as filed with the SEC.

(3)The amounts in the Non-Equity Incentive Plan Compensation column represent compensation awarded to our named executive officers under the Company's annual short-term incentive plan. Such compensation is earned by the named executive officers based upon the Company's financial performance as described in the "Compensation Discussion and Analysis" section above. The amounts in this column were earned for the years ended December 31, 2022, 2021, and 2020 and were paid to each named executive officer in the year following the year earned.

(4)The amounts in All Other Compensation include contributions by the Company to its 401(k) Plan for salaried employees. The Company makes contributions to its 40l(k) Plan in several ways. These contributions are made on earnings up to annual limitations set by the Internal Revenue Service. For more information on our 401(k) Plan, see "401(k) Plan" section of our Compensation Discussion and Analysis on page 26 of this Proxy Statement. Matching contributions for the year ended December 31, 2022 were $12,000 for Mr. Duvall, Mr. Zimmer and Mr. Palomaki. Retirement contributions during the year ended December 31, 2022 were $7,625 for Mr. Duvall, Mr. Zimmer and Mr. Palomaki. Matching contributions for the year ended December 31, 2021 were $4,350 for Mr. Duvall, Mr. Zimmer and Mr. Palomaki. Retirement contributions during the year ended December 31, 2021 were $18,850 for Mr. Duvall and Mr. Zimmer, and $13,050 for Mr. Palomaki. Matching contributions for the year ended December 31, 2020 were $4,275 for Mr. Duvall and Mr. Zimmer and $4,111 for Mr. Palomaki. Retirement contributions during the year ended December 31, 2020 were $18,825 for Mr. Duvall and Mr. Zimmer, and $12,134 for Mr. Palomaki.

Outstanding Equity Awards at December 31, 2022

	Stock Appreciation Rights (SARs)
Name	Number of Securities Underlying Unexercised SARs(#) Exercisable	Number of Securities Underlying Unexercised SARs(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SARs(#)	SARs Exercise Price ($)	SARs Expiration Date
David L. Duvall	55,909	—	-	$10.00	5/16/2024
John P. Zimmer	27,207	—	-	$10.00	5/16/2024
Eric L. Palomaki	23,320	—	-	$10.00	5/16/2024

	Restricted Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(1) (#)	Market Value of Shares of Units of Stock that Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#)
David L. Duvall	161,185	$2,093,793	-	-
John P. Zimmer	55,159	$716,515	-	-
Eric L. Palomaki	47,238	$613,622	-	-

(1)No restricted stock award grants vest prior to a recipient’s third anniversary of employment with the Company. Subject to the three-year anniversary vesting requirement, all restricted stock award grants vest one-third each year after they are issued, assuming required stock ownership thresholds are met, as further described above in "Compensation Discussion and Analysis." Mr. Duvall, Zimmer and Palomaki have met the three-year anniversary and the ownership requirements of the plan for all unvested grants.

(2)The market value of the restricted shares is based on the closing sales price of the Company's common stock on the NYSE American LLC as of the last business day of the year ended December 31, 2022, which was $12.99 per share.

Potential Payments upon Change in Control or Termination

We have entered into employment agreements with each of our named executive officers that provide for, in the circumstances set forth below, certain benefits upon the occurrence of a change in control. The following describes the payments that each named executive officer would receive upon the occurrence of the events set forth below.

Payments upon a Termination in connection with a Change in Control
In the event of a change of control if the Company terminates our CEO or NEOs employment without cause or the CEO or NEO terminates employment for good reason, the CEO or NEO will be entitled to receive, as severance:
•Accrued but unpaid base salary through the date of termination;
•Accrued and unused vacation pay;
•Any earned but unpaid amounts arising under such Executive' participation in the Company's compensation plans and programs prior to the termination;
•In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer's W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash short term incentive payments ("STIP") earned by the executive officer as reported on the executive officer's W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and
•A cash severance equal to the market value of all unvested shares determined using the closing price of Company's common stock as of the date of Executive's termination

Payments upon a Termination not in connection with a Change in Control
If the Company terminates the employment of the CEO or NEO without cause or if the CEO or NEO terminates employment for good reason, within the agreement's specified period, the applicable Executive shall be entitled to:
•Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;
•Accrued and unused vacation pay;
•Any earned but unpaid amounts arising under such Executive's participation in the Company's compensation plans and programs prior to the termination;
•Twenty-four months of continued compensation for the CEO and twelve months of continued compensation for an NEO;
•If such termination occurs before the completion of an applicable measuring period, CEO or NEO will receive the full target incentive award amount of the STIP CEO or NEO would have received had CEO or NEO continued to be employed through the end of such period; and
•A cash severance equal to the market value of all unvested shares determined using the closing price of Company's common stock as of the date of Executive's termination

As used above, the terms "cause," "good reason," and "change in control" shall have the meaning ascribed to such terms in the Executive's employment agreement.

Restricted Stock and Stock Appreciation Rights. Assuming the employment of a named executive officer was terminated due to death or disability, as of December 31, 2022, each named executive officer would be entitled, under the 2006 and 2021 Plan, to accelerated vesting of unvested shares. All named executive officers who terminate for any reason other than death or disability shall forfeit all rights to any unvested restricted stock awards.

Stock Appreciation Rights (“SARs”). Assuming we terminated the employment of a named executive officer for any reason as of December 31, 2022, each named executive officer would be able to exercise any vested SARs awards but shall forfeit all rights to any unvested SARs.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive "compensation actually paid" (as defined by SEC rules) and certain financial performance metrics of the Corporation for the last two fiscal years. In determining the "compensation actually paid" to our named executive officers, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table in previous years, as the SEC's valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both as previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2022 and 2021 calendar years. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions.

The following table sets forth information concerning the compensation of our principal executive officer, or "PEO," and, on an average basis, the compensation of our other named executive officers, or "non-PEO NEOs," for each of the years ending December 31, 2022 and 2021, as such compensation relates to our financial performance for each such year. The PEO for each of the years presented within the following tables was David L. Duvall, President and Chief Executive Officer. The non-PEO NEOs for each of the years presented were John P. Zimmer, EVP and Chief Financial Officer, and Eric Palomaki, EVP of Operations and R&D.

	Summary Compensation Table for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table for non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On Core Molding Technologies, Inc.	Net Income
2022	$1,963,530	$2,665,682	$986,817	$1,193,100	$153.18	$12,203,000
2021	$2,552,591	$1,219,459	$814,045	$480,470	$60.23	$4,671,000

Reconciliation of Summary Compensation Table and Compensation Actually Paid

	2022		2021
	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs
Total Compensation from Summary Compensation Table	$1,963,530	$986,817	$2,552,591	$814,045
Adjustments for Equity Awards
Adjustment for grant date values in Summary Compensation Table	(668,000)	(279,297)	(1,544,501)	(254,393)
Year-end fair value of unvested awards granted in the current year	834,360	348,853	956,949	157,618
Year-over-year difference of year-end fair values for unvested awards granted in prior years	434,352	109,057	(377,665)	(193,596)
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	101,440	27,670	(367,915)	(43,204)
Compensation Actually Paid	$2,665,682	$1,193,100	$1,219,459	$480,470

(1) Change in Market is for any period the award was unvested. Once award vests, the award is excluded from the calculation.

The Company targets 65% and 60% of the PEO and non-PEO NEOs compensation, respectively, to be performance based. The Company's STIP and LTIP compensation is structured to be impacted by financial performance and cash flows which impact stockholder return. For a description of the Compensation Committee's processes, policies, and considerations when setting compensation and evaluating performance, please see the "Compensation Discussion and Analysis" beginning on page 18 of this Proxy Statement.

In 2022 the PEO and non-PEO NEOs compensation actually paid ("CAP") reflects the Company's improved operational performance and total stockholder return compared to 2021.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee reviews annually the adequacy and competitiveness of the amount of the annual director's fee, committee fees and meeting attendance fees and makes adjustments as it deems appropriate. As previously noted, the Board engaged Pearl Meyer to complete a comprehensive compensation survey, which included peer group analysis of non-employee director compensation. In May 2022, the Compensation Committee reviewed this survey information.

The non-employee directors are compensated on an annual basis as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Director Fee (excluding Chairman)	$75,000
Chairman Director Fee	$110,000
Audit Committee Chairman Fee	$8,000
Compensation Committee Chairman Fee	$5,000
Nominating and Corporate Governance Committee Chairman Fee	$5,000

In May 2022, the Board granted our non-employee directors shares of restricted common stock equivalent to the approximate value of one year's cash compensation, pursuant to the 2021 Plan. No restricted stock award grants vest prior to a director's third anniversary of service with the Company. For directors age 64 and younger, each restricted stock grant vests in three (3) equal installments over the next three (3) years following the date of the grant. For directors 65 and older, each restricted stock grants vests in one installment upon the one year anniversary of the grant date. Vesting of restricted stock grants accelerates upon death, disability or "change-in-control" (as described in the 2021 Plan). Awards made to non-employee directors in 2022 were as follows:

Director	Restricted Stock Awards
Thomas R. Cellitti	11,106
James F. Crowley	8,053
Ralph O. Hellmold	8,053
Matthew E. Jauchius	8,341
Sandra L. Kowaleski	7,572
Andrew O. Smith	7,572

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the director owns and retains shares of our common stock equal in value to 20% of each director's annual director fee. All non-employee directors have met this stock ownership requirement.

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2022.

Name and Principal Position(1)(2)	Fees Earned or Paid in Cash ($)	Restricted Stock Awards(3) ($)	Total ($)
Thomas R. Cellitti	110,000	115,502	225,502
James F. Crowley	80,000	83,751	163,751
Ralph O. Hellmold	78,750	83,751	162,501
Matthew E. Jauchius	87,000	86,746	173,746
Sandra L. Kowaleski	75,000	78,749	153,749
Andrew O. Smith	76,250	78,749	154,999

(1)The columns for “Bonus”, “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation” has been omitted from this table because no compensation is reportable thereunder.

(2)David L. Duvall, the Company's current President and Chief Executive Officer during the year ended December 31, 2022 is not included in this table, as he was an employee of the Company and thus received no compensation for his service as a director. The compensation received by Mr. Duvall as an employee of the Company is shown above in the Summary Compensation Table.

(3)The amounts in the Restricted Stock Awards column reflect the aggregate fair value of restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the footnote entitled "Stock Based Compensation" to the Company's audited financial statements for the year ended December 31, 2022 included in the Company's Annual Reports on Form 10-K as filed with the SEC.

Outstanding Equity Awards at December 31, 2022

Stock Appreciation Rights (SARs)
Name	Number of Securities Underlying Unexercised SARs(#) Exercisable(2)	Number of Securities Underlying Unexercised SARs(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SARs(#)	SARs Exercise Price ($)	SARs Expiration Date
Thomas R. Cellitti	6,722	—	—	$10.00	5/16/2024
James F. Crowley	6,926	—	—	$10.00	5/16/2024
Ralph O. Hellmold	6,722	—	—	$10.00	5/16/2024
Matthew E. Jauchius	6,519	—	—	$10.00	5/16/2024
Sandra L. Kowaleski(1)	—	—	—	—	—
Andrew O. Smith	6,213	—	—	$10.00	5/16/2024

Restricted Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares of Units of Stock that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#)
Thomas R. Cellitti	11,106	$144,267	-	-
James F. Crowley	8,053	$104,608	-	-
Ralph O. Hellmold	8,053	$104,608	-	-
Matthew E. Jauchius	15,453	$200,734	-	-
Sandra L. Kowaleski	13,033	$169,299	-	-
Andrew O. Smith	14,296	$185,705	-	-

(1)Sandra L. Kowaleski was elected on September 21, 2020, which was after the 2019 SARs Grant, therefore no grant was issued.

(2)For directors 64 and younger, restricted stock award grants vest one-third each year after they are issued, assuming required stock ownership thresholds are met. For directors 65 and older, restricted stock grants vest on the first anniversary of the grant assuming required stock ownership thresholds are met. All directors met this stock ownership requirement or have reached the 65th birthday threshold.

(3)The market value of the restricted shares is based on the closing sales price of the Company's common stock on the NYSE American LLC as of the last business day of the year ended December 31, 2021, which was $12.99 per share.

OWNERSHIP OF COMMON STOCK

Beneficial Owners
The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of March 24, 2023 of more than 5% of the outstanding shares of common stock of the Company.

Number of Shares of Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
GAMCO Asset Management Inc.	936,390(2)	10.3%
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
MJG Associates, Inc.
One Corporate Center
Rye, NY 20580

Wax Asset Management, LLC	670,499(3)	7.4%
44 Cherry Lane
Madison, CT 06443

Renaissance Technologies LLC	470,259(4)	5.2%
800 Third Ave
New York, NY 10022

Dimensional Fund Advisors LP	446,153(5)	4.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)The "Percent of Class" computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of 9,112,374 shares of common stock outstanding on March 24, 2023.

(2)The information presented is derived from Amendment No. 22 to Schedule 13D, as filed with the SEC on March 16, 2023 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including Gabelli Funds, LLC, GAMCO Asset Management, Inc. Teton Advisors Inc. and MJG Associates, Inc. According to the Schedule 13D filing, of these 936,390 shares of Common Stock, 317,100 shares are beneficially owned by Gabelli Funds, LLC, 461,236 shares are beneficially owned by GAMCO Asset Management, Inc., 153,054 shares by Teton Advisors Inc., and 5,000 shares are beneficially owned by MJG Associates, Inc., as the parent company of GAMCO Investors, Inc., GAMCO Investors, Inc., as the parent company of the foregoing entities, and Mario Gabelli, as the majority stockholder of GGCP, Inc. may be deemed to have beneficial ownership of the 936,390 shares owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc., Teton Advisors Inc. and MJG Associates, Inc., except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be as of March 14, 2023.

(3)The information presented is derived from Amendment No. 1 to Schedule 13G, as filed with the SEC on February 7, 2023, by Wax Asset Management, LLC. According to the Schedule 13G filing, Wax Asset Management, LLC beneficially owns 670,499 shares of common stock of the Company, and has sole voting power and sole dispositive power over the entire amount beneficially owned, as of December 31, 2022.

(4)The information presented is derived from Amendment No. 5 to Schedule 13G, as filed with the SEC on February 13, 2023, by Renaissance Technologies LLC. According to the Schedule 13G filing, Renaissance Technologies LLC beneficially owns 470,259 shares of common stock of the Company, has sole voting power over 436,864 of those shares and sole dispositive power over the entire amount beneficially owned, as of December 30, 2022.

(5)The information presented is derived from Amendment No. 9 to Schedule 13G, as filed with the SEC on February 10, 2023, by Dimensional Fund Advisors LP. According to the Schedule 13G filing, Dimensional Fund Advisors LP beneficially owns 446,153 shares of common stock of the Company, has sole voting power over 442,487 of those shares and sole dispositive power over the entire amount beneficially owned, as of December 30, 2022. Dimensional Fund Advisors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

Board and Management
The table below sets forth, as of March 24, 2023, the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.

Number of Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Renee R. Anderson	125,142(2)	1.4%
Thomas R. Cellitti	124,191(3)	1.4%
James F. Crowley	70,642(4)	*
David L. Duvall	467,969(5)	5.1%
Ralph O. Hellmold	39,623(6)	*
J Christopher Highfield	51,264(7)	*
Matthew E. Jauchius	66,834(8)	*
Sandra L. Kowaleski	32,128(9)	*
Eric L. Palomaki	150,989(10)	1.7%
Andrew O. Smith	82,445(11)	*
John P. Zimmer	229,029(12)	2.5%
All directors, nominees and executive officers as a group (11 persons)	1,449,453	15.8%

*Less than 1%

(1)The "Percent of Class" computation is based upon the total number of shares beneficially owned by the named person or group divided by 9,112,374 shares of common stock outstanding on March 24, 2023.

(2)Includes: (i) 56,494 shares of common stock as to which Ms. Anderson has sole voting and investment power; (ii) 2,453 shares of common stock as to which Ms. Anderson shares voting and investment power with her husband; (iii) 57,671 shares of restricted stock subject to future vesting conditions; (iv) 6,734 shares of common stock held by Ms. Anderson in the Core Molding Technologies, Inc. Employee Stock Purchase Plan and (v) 1,790 shares of performance based stock subject to future vesting conditions.

(3)Includes: (i) 106,199 shares of common stock as to which Mr. Cellitti has sole voting and investment power and (ii) 17,992 shares of restricted stock subject to future vesting conditions.

(4)Includes: (i) 56,581 shares of common stock as to which Mr. Crowley has sole voting and investment power; (ii) 1,000 shares of common stock as to which Mr. Crowley shares voting and investment power with his wife and (iii) 13,061 shares of restricted stock subject to future vesting conditions.

(5)Includes: (i) 264,968 shares of common stock as to which Mr. Duvall has sole voting and investment power; (ii) 198,819 shares of restricted stock subject to future vesting conditions and (iii) 4,182 shares of performance based stock subject to future vesting conditions.

(6)Includes (i) 20,875 shares of common stock as to which Mr. Hellmold has sole voting and investment power; (ii) 6,000 shares of common stock as to which Mr. Hellmold shares voting and investment power with his wife and (iii) 12,748 shares of restricted stock subject to future vesting conditions.

(7)Includes: (i) 940 shares of common stock as to which Mr. Highfield has sole voting and investment power; (ii) 48,300 shares of restricted stock subject to future vesting conditions; (iii) 411 shares of common stock held by Mr. Highfield in the Core Molding Technologies, Inc. Employee Stock Purchase Plan and (iv) 1,613 shares of performance based stock subject to future vesting conditions.

(8)Includes: (i) 36,185 shares of common stock as to which Mr. Jauchius has sole voting and investment power; (ii) 10,000 shares of common stock as to which Mr. Jauchius shares voting and investment power with his wife; and (iii) 20,649 shares of restricted stock subject to future vesting conditions.

(9)Includes: (i) 2,000 shares of common stock as to which Ms. Kowaleski has sole voting and investment power; (ii) 12,400 shares of common stock as to which Ms. Kowaleski shares voting and investment power with her father and (iii) 17,728 shares of restricted stock subject to future vesting conditions.

(10)Includes: (i) 85,021 shares of common stock as to which Mr. Palomaki has sole voting and investment power; (ii) 64,095 shares of restricted stock subject to future vesting conditions and (iii) 1,873 shares of performance based stock subject to future vesting conditions.

(11)Includes: (i) 63,141 shares of common stock as to which Mr. Smith has sole voting and investment power; and (ii) 19,304 shares of restricted stock subject to future vesting conditions.

(12)Includes: (i) 250 shares of common stock as to which Mr. Zimmer has sole voting and investment power; (ii) 151,176 shares of common stock as to which Mr. Zimmer shares voting and investment power with his wife; (iii) 75,358 shares of restricted stock subject to future vesting conditions and (iv) 2,245 shares of performance based stock subject to future vesting conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:

•executive officers and directors of the Company; and

•persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.

The Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements for the year ended December 31, 2022.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four directors, none of whom is an employee of the Company. The Audit Committee is governed by a charter as reassessed and approved by the Board of Directors on March 9, 2023. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

During the year ended December 31, 2022, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm, Crowe LLP ("Crowe"), prior to the public release of quarterly information.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Crowe a formal written statement describing all relationships between Crowe and the Company that might bear on Crowe's independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," discussed with Crowe any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. The Audit Committee also discussed with management and Crowe the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with Crowe their audit scope and their identification of audit risks.

The Audit Committee discussed and reviewed with Crowe all communications required by auditing standards generally accepted in the United States of America, including those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of Crowe's examination of the financial statements. Management also discussed with Crowe those matters required to be discussed under the regulations of the SEC and U.S. Public Company Accounting Oversight Board.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2022, with management and Crowe. Management has the responsibility for the preparation of the Company's financial statements and Crowe has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Audit Committee
Matthew E. Jauchius, Chairman
James F. Crowley
Ralph O. Hellmold
Andrew O. Smith

AUDIT FEES

The aggregate fees paid or accrued to Crowe LLP for professional services rendered for the audit of the Company's annual financial statements and the review of financial statements included in the Company's quarterly report on Forms 10-Q were $551,000 and $536,000 for the years ended December 31, 2022 and 2021, respectively.

AUDIT RELATED FEES

No fees were paid or accrued to Crowe LLP for assurance related services by Crowe LLP for the years ended December 31, 2022 and 2021.

TAX FEES

No fees were paid or accrued to Crowe LLP for tax compliance, tax advice, or tax planning services by Crowe LLP for the years ended December 31, 2022 and 2021.

ALL OTHER FEES

There were no fees billed to the Company for 401(k) audit services for the year ended December 31, 2022 or tax related services by Crowe LLP for the years ended December 31, 2022 and 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

During 2022 and through the date of this Proxy statement, there has not been any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K (17 CFR§229.404)). It is our internal policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by the Board of Directors. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.

LIMITATION ON OWNERSHIP

The Company's Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:

Removal of Directors -This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Supermajority Approval -This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

Amendments -This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Composition of the Board of Directors

At the annual meeting, the stockholders will elect seven (7) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office.

The intention of the proxies is to vote the shares of common stock they represent for the election of David L. Duvall, Thomas R. Cellitti, James F. Crowley, Ralph O. Hellmold, Matthew E. Jauchius, Sandra L. Kowaleski and Andrew O. Smith, unless the proxy is marked to indicate that such authorization is expressly withheld. Each nominee is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the seven nominees currently serving on the Board of Directors is set forth above under the heading "Directors and Executive Officers of Core Molding Technologies, Inc."

Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the seven (7) nominees receiving the greatest number of votes, subject to the Voting Policy adopted by the Board that provides that any nominee who receives a greater number of votes "withheld" than votes "for" such election shall submit notice of resignation for consideration by the Board within 90 days from the date of the election, and shall recuse himself or herself from all deliberations on his or her resignation. The Board shall consider all of the relevant facts and circumstances in its consideration of the action to be taken with respect to such offer of resignation. To the extent that any resignation is accepted, the Board will consider whether to fill such vacancy or vacancies or to reduce the size of the Board. The Company will count shares of common stock as to which voting authority is withheld for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MEMBERS DUVALL, CELLITTI, CROWLEY, HELLMOLD, JAUCHIUS, KOWALESKI AND SMITH.

PROPOSAL NO. 2
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis ("CD&A"), the compensation tables, and the accompanying narrative compensation disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Company's 2023 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that executive compensation is an important matter for our stockholders. Our executive compensation philosophy and practice continue to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement - our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the "say-on-pay" proposal, gives you the opportunity to express your view. This non-binding advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. It is our current intent, subject to your vote, to provide you with this non-binding advisory vote annually.

While this vote is non-binding advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation. The Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under "Board Policies Regarding Communication with the Board of Directors."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
AMENDMENT AND RESTATEMENT OF CORE MOLDING TECHNOLOGIES, INC EMPLOYEE STOCK PURCHASE PLAN

On March 10, 2023, the Board of Directors approved an amendment of the Core Molding Technologies, Inc. Employee Stock Purchase Plan, as amended, (the “Plan”) to increase the number of shares of common stock that may be issued to participants under the Plan and make other administrative changes to the Plan, subject to stockholder approval at the 2023 Annual Meeting of Stockholders. The purpose of the Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of stock at a discounted price through payroll deductions. The Plan is intended to benefit the Company as well as its shareholders and employees.

Background and Proposed Share Reserve

The Plan was originally approved by the stockholders of the Company on April 15, 2002 and further amended by the stockholders of the Company on April 17, 2006. The Company intends to amend and restate the Plan effective as of May 11, 2023 (the “Effective Date”), subject to approval by the stockholders of the Company at its 2023 Annual Meeting of Stockholders. The Plan currently authorizes the issuance of 300,000 shares of common stock and the amendment to Plan will authorize the issuance of an additional 150,000 shares of common stock. The Plan as amended and restated will provide a total of 150,000 shares available for issuance under the amended and restated Plan as of the Effective Date. Such shares of stock may be newly issued shares, treasury shares or shares purchased on the open market. The Company has historically purchased shares on the open market to fulfill participant issuances.

Unless the Plan is amended, the ability to issue shares under the Plan will expire as the Company will reach the maximum of three hundred thousand (300,000) shares available for issuance under the Plan. Our Board of Directors has a desire to amend and restate the Plan to increase the total shares that may be issued under the Plan in order to continue the objectives of the Plan which are in place to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link and align the personal interests of participants with an incentive for excellence in individual performance and to promote teamwork. If the amendment of the Plan is not approved by the stockholders of the Company at its 2023 Annual Meeting of Stockholders, no further shares will be available to issue to employees participating in the Plan.

Summary of the Plan

This section summarizes certain principal features of the Plan, as amended and restated as of the Effective date, subject to stockholder approval. The summary is qualified in its entirety by reference to the complete text of the Plan. Stockholders are urged to read the actual text of the Plan in its entirety which is set forth in Appendix A to this Proxy Statement.

General
The Plan will provide a means by which employees are given an opportunity to purchase the Company’s common stock, to assist them to provide for their future security and to encourage them to remain employees of the Company and its subsidiaries. Employees will make such purchases by participation in the regular offering periods under the Plan.

Plan Administration
The Plan will be administered by our Compensation Committee and any delegate of the Compensation Committee as provided under the Plan (the “Plan Administrator”). Subject to the provisions of the Plan, the Plan Administrator will determine all of the relevant terms and conditions of the purchase rights granted pursuant to the Plan, including the offerings under the Plan.

Authorized Shares
The maximum aggregate number of shares of the Company’s common stock that may be issued under the Plan is 150,000 shares.
Changes in Capitalization
In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or any merger, sale of assets or other reorganization in which the Company is a party, under the Plan, the Board of Directors shall determine, in its sole discretion, appropriate adjustments to the number and class of shares subject to the Plan and each purchase right and in the purchase price and shall direct the Plan Administrator to give effect to such adjustments.

Eligibility
Only employees may participate in the Plan. For this purpose, an “employee” is any person who renders services to the Company or any of its subsidiaries which have been designated by the Plan Administrator as participating companies under the Plan. The following employees are excluded from participation: (1) any employee who has been employed for less than ninety full calendar (90) days; and (2) any employee whose customary employment is twenty (20) hours or less per week; and (3) if, immediately after such grant, such employee would own or hold the option to purchase 5% or more of the total combined voting power or value of all classes of stock of the Company or its parent corporation or subsidiary. As of the March 24, 2023, approximately 690 employees would be eligible to participate in the Plan.

Offering Periods
There will generally be one offering period under the Plan during each quarterly period that commences on February 1, May 1, August 1 and November 1 of each year. Offering periods shall begin on the first calendar day of the first month following the end of the immediately preceding offering period. The Plan Administrator may establish different terms for one or more offering periods or different commencing or ending dates for such offering periods; however, no offering period may exceed a term of 27 months.

Purchase Price
The purchase price per share at which shares will be sold in an offering under the Plan is 85% of the fair market value of a share of the Company’s common stock on the last trading day of such offering period, but not less than the $0.01 par value per share. The fair market value of the Company’s common stock on a given trading date is the closing price as quoted on the principal securities exchange on which the stock is then trading. On March 24, 2023, the closing price of the Company’s common stock on the New York Stock Exchange was $16.70 per share.

Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is generally accumulated by payroll deductions over the offering period. Each participant may authorize automatic payroll deductions as determined by the Plan Administrator and communicated to participants prior to an offering period. In any case, such contributions through payroll deductions may not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate in any calendar year. All payroll deductions made for a participant are credited to the participant’s account under the Plan and are included with the general funds of the Company. Funds received may be used by the Company for any corporate purpose. Interest will not be paid on sums deducted from a participant’s compensation unless required by applicable law.

Share Proration
Should the total number of shares of the Company’s common stock which are to be purchased by all participants in the Plan on any exercise date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares in proportion to the balance of each participant’s account (relative to the aggregate of the balances of all participants’ accounts).

Withdrawal from the Plan
A participant may withdraw from the Plan by signing and delivering to the Plan Administrator a notice of termination/withdrawal on a form provided by the Plan Administrator for such purpose at least thirty (30) days before the end of an offering period (or such other number of days determined by the Plan Administrator and communicated prior to the commencement of an offering period).

Termination of Employment or Eligibility
Termination of a participant’s employment for any reason, including retirement, disability (of more than three months unless a longer period is guaranteed by statute or contract) or death, or failure to remain an eligible employee, immediately terminates his or her participation in the Plan. In such event, the payroll deductions credited to the participant’s account since the last purchase date will be returned without interest to such participant. A participant whose participation has been terminated may become eligible to participate in the Plan again if the employee becomes an eligible employee.

Amendment or Termination
The Board of Directors may at any time amend or terminate the Plan, provided that such termination does not affect, or such amendment does not adversely affect, the purchase rights previously granted under the Plan. Additionally, an amendment to the Plan must be approved by the stockholders of the Company within 12 months of the adoption of such amendment if such amendment: (1) authorizes the sale of more shares of stock than are authorized for issuance under the Plan, (2) changes the definition of the entities that may be designated by the Plan Administrator as participating companies, or (3) requires stockholder approval under applicable law. The Plan shall continue in effect until its termination by the Board of Directors.

U.S. Federal Income Tax Consequences

The Plan is intended to qualify as an “employee stock purchase plan” under Internal Revenue Code Section 423 (“Section 423”), and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 and the rules and regulations promulgated thereunder. The following is a general summary under current law of the material U.S. federal income tax consequences to an employee who participates in the Plan. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary also assumes that the Plan complies with Section 423 and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant of a purchase right should rely on the advice of his or her legal and tax advisors.

The right of participants to make purchases under the Plan are intended to qualify under the provisions of Section 423. Under the applicable Internal Revenue Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of: (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Reasons for Proposed Amendment

Unless the Plan is amended, the ability to issue shares under the Plan will expire in 2023 as the Company will reach the maximum of three hundred thousand (300,000) shares offered under the Plan. Our Board of Directors has a desire to amend the Plan to increase the total shares that may be issued under the Plan in order to continue the objectives of the Plan which are in place to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link and align the personal interests of participants with an incentive for excellence in individual performance and to promote teamwork. If the amendment of the Plan is not approved by the stockholders of the Company at its 2023 Annual Meeting of Stockholders, no further shares will be available to issue to employees participating in the Plan.

Plan Benefits

Because the number of shares that may be purchased under the Plan will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.

The following table shows certain information concerning our common stock to be issued in connection with our equity compensation plans as of December 31, 2022:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options or Vesting (1)	Weighted Average Exercise Price of Outstanding Options (2)	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders	555,675	$12.99	441,158
(1) This amount includes outstanding awards under the Company's 2021 Long Term Equity Incentive Plan (the "2021 Plan") and the 2006 Long Term Equity Incentive Plan (the "2006 Plan"). Includes (i) 502,747 shares issuable pursuant to restricted stock awards and (ii) 52,928 shares issuable pursuant to outstanding stock appreciation rights, based on the Company's December 31, 2022 closing stock price.
(2) Weighted average exercise price shown in this table above does not take into account restricted stock awards.
The number of shares of common stock purchased under the Plan through the date of this proxy statement by current Executive Officers as a group total 34,949. All other shares purchased under the Plan have been purchased by employees.
Registration with the Securities and Exchange Commission

If the amendment to the Plan is approved by the Company’s stockholders, the Company will file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 covering the shares of common stock authorized for issuance under the Plan.

Please refer to Appendix A for the Core Molding Technologies, Inc. Employee Stock Purchase Plan (as amended and restated effective as of May 11, 2023).

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT OF TO THE CORE MOLDING TECHNOLOGIES' EMPLOYEE STOCK PURCHASE PLAN AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Crowe LLP to audit the financial statements of the Company for the year ending December 31, 2023. Crowe has been the Company's independent auditor since August 2009. The Company expects a representative of Crowe to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions.

The Company is presenting the appointment of Crowe LLP as independent registered public accounting firm for ratification at the annual meeting. While ratification by stockholders of this appointment is not required by law or the Certificate of Incorporation or Bylaws of the Company, the Board believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board of Directors will consider that fact when it appoints an independent registered public accounting firm for the next fiscal year. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company's independent registered public accounting firm. All auditing services and non-audit services provided by Crowe LLP for the year ended December 31, 2022 have been approved by the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE.

OTHER MATTERS

The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth above. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas R. Cellitti
April 7, 2023	Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
ATTN: INVESTOR RELATIONS
800 MANOR PARK DRIVE
COLUMBUS, OH 43228-0183

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The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) David L. Duvall
02) Thomas R. Cellitti
03) James F. Crowley
04) Ralph O. Hellmold
05) Matthew E. Jauchius
06) Sandra L. Kowaleski
07) Andrew O. Smith

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000604565_1 R1.0.0.6

ANNUAL MEETING OF STOCKHOLDERS OF
CORE MOLDING TECHNOLOGIES, INC.
May 11, 2023
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Annual Report, Proxy Statement and Proxy Card are available at http://colsec.coremt.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

CORE MOLDING TECHNOLOGIES, INC.
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
To be held on May 11, 2023

The undersigned stockholder appoints David L. Duvall and John P. Zimmer, as proxies with full power of substitution, to vote the shares of voting securities of Core Molding Technologies, Inc. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's Headquarters, 800 Manor Park Drive, Columbus, Ohio, on May 11, 2023, at 9:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxies are instructed to vote as directed on the reverse side. **If no direction is made, this proxy will be voted FOR ALL nominees listed in Proposal 1; FOR Proposals 2, 3 and 4; and FOR any other properly raised matter at the discretion of the proxies.**

0000604565_2 R1.0.0.6

Continued and to be signed on reverse side

APPENDIX A

Core Molding Technologies, Inc. Employee Stock Purchase Plan (as amended and restated effective as of May 11, 2023)

1.ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

a.Establishment. The Core Molding Technologies, Inc., Employee Stock Purchase Plan was originally approved by the stockholders of the Company on April 15, 2002 and amended by the stockholders of the Company on April 17, 2006. The Company amends and restates the Plan effective as of May 11, 2023 (the “Effective Date”), subject to approval by the stockholders of the Company.

b.Purpose. The purpose of the Plan is to provide Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock.

c.Section 423 Qualification. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423, and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 and the rules and regulations promulgated thereunder.

d.Term of Plan. The Plan shall continue in effect until its termination by the Board.

2.DEFINITIONS AND CONSTRUCTION.

a.Definitions. The following terms shall have the meanings set forth below:

i.“Account” means an individual bookkeeping account maintained for a Participant to which a Participant’s payroll deductions pursuant to the Plan are credited.

ii.“Applicable Law” means United States federal and state securities, tax and other applicable laws, regulations and rules, including, without limitation, the Code, the Exchange Act and the Securities Act, and any applicable listing rules or requirements of the Stock Exchange.

iii.“Board” means the Board of Directors of the Company.

iv.“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

v.“Committee” means the Compensation Committee of the Board or any successor committee designed by the Board.

vi.“Company” means Core Molding Technologies, Inc., a Delaware corporation, or any successor corporation thereto.

vii.“Compensation” means, with respect to any Offering Period, a Participant’s base salary, wages, overtime, and commissions, each only to the extent payable in cash, during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company, including any plan described in Section 401(k) or Section 125 of the Code. Compensation shall not include: bonuses; reimbursements of expenses; allowances; payments under any short-term disability plan, long-term disability plan, or any workers’ compensation program; any other amount deemed received without the actual transfer of cash; or any amounts directly or indirectly paid pursuant to the Plan or any other equity, stock purchase or stock option plan.

viii.“Corporate Event” means any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or any merger (including a merger effected for the purpose of changing the Company’s domicile), consolidation, combination or exchange of shares, sale of assets or other reorganization to which the Company is a party.

ix.“Delegate” means any brokerage firm, bank or other financial institution, any entity, or any Employee of the Company engaged, retained, appointed or authorized by the Committee to act or render services with respect to the Plan.

x.“Eligible Employee” means any Employee other than:
1.an Employee who has been employed by the Participating Company Group for fewer than ninety (90) full calendar days;
2.an Employee whose customary employment is twenty (20) hours or less per week; and
3.an Employee who if granted a Purchase Right would, immediately after such grant, own or have the right to acquire through options or other securities, in the aggregate, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent Corporation or Subsidiary, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this exclusion, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

xi.“Employee” means an individual who renders services to a Participating Company in the status of an employee including union employees covered by a collective bargaining agreement that permits their participation in the Plan and any individual who is an employee of a Participating Company. An individual shall be deemed to have ceased to be an Employee either upon an actual termination of employment with a Participating Company or upon the Participating Company employing the individual ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on a military leave, sick leave, disability or other bona fide leave of absence approved by the Company of three (3) months or less (or such longer period as guaranteed by statute or contract). The Plan Administrator shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.

xii.“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

xiii.“Fair Market Value” means, on any Trading Day, the closing price of a share of Stock as quoted on the Stock Exchange.

xiv.“Offering” means an offering of Stock as provided in Section 6.

xv.“Offering Date” means, for any Offering Period, the first Trading Day of such Offering Period.

xvi.“Offering Period” means a period established in accordance with Section 6.

xvii.“Parent Corporation” means any future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

xviii.“Participant” means an Eligible Employee who has elected to participate in, or whose participation has automatically continued for, an Offering Period in accordance with Section 6.

xix.“Participation Agreement” means an agreement in such form as specified by the Plan Administrator, stating an Eligible Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Eligible Employee’s Compensation.

xx.“Participation Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Plan Administrator shall establish.

xxi.“Participating Company” means (i) the Company or (ii) any Subsidiary established under the laws of the United States of America or a state thereof that is designated as a Participating Company by the Plan Administrator and identified on Exhibit A attached hereto from time to time.

xxii.“Participating Company Group” means, at any point in time, the Company and all other Participating Companies.

xxiii.“Payroll Date” means the regular and recurring established day for payment of Compensation to an Employee.

xxiv.“Plan” means the Core Molding Technologies, Inc. Employee Stock Purchase Plan, as amended and restated effective as of May 11, 2023.

xxv.“Plan Administrator” means the Committee and any Delegate.

xxvi.“Purchase Date” means, for any Offering Period, the last Trading Day of such Offering Period.

xxvii.“Purchase Price” means the price at which a share of Stock is purchased under the Plan as determined in accordance with Section 8.

xxviii.“Purchase Right” means a right granted to a Participant pursuant to the Plan to purchase shares of Stock with respect to an Offering Period as provided in Section 7.

xxix.“Section 423” means Section 423 of the Code.

xxx.“Securities Act” means the Securities Act of 1933, as amended.

xxxi.“Stock” means the common stock, par value $0.01 per share, of the Company.

xxxii.“Stock Exchange” means the New York Stock Exchange, or such other national stock exchange on which the Stock may be listed from time to time.

xxxiii.“Subsidiary” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code, provided, however, that a limited liability company may also be a “Subsidiary” if (i) such limited liability company is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such limited liability company, or (ii) such limited liability company is classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such limited liability company would otherwise qualify as a “subsidiary corporation” as defined in Section 424(f) of the Code.

xxxiv.“Trading Day” means any day on which Stock Exchange is open for trading.

xxxv.“Voting Stock” means the voting securities of the Company entitled to vote generally in the election of directors.

Any terms used, but not defined, herein which are defined in Section 423 shall have the meanings provided for them in Section 423.

b.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive unless the context clearly requires otherwise.

3.ADMINISTRATION. The Plan shall be administered by the Plan Administrator. Subject to compliance with Applicable Law and the obligation to maintain the compliance of this Plan with Section 423, the Plan Administrator shall have the power and authority to administer the Plan including, without limitation, the power and authority to:

i.construe and interpret the Plan and any form of agreement or other document employed in the administration of the Plan;

ii.establish and terminate Offerings and Offering Periods;

iii.establish the terms and conditions of any Offering and any Purchase Rights related thereto, provided that all Participants granted Purchase Rights shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code;

iv.designate from time to time the Subsidiaries that shall be Participating Companies;

v.correct any defect, omission or inconsistency in the Plan or in any Participation Agreement;

vi.establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as the Plan Administrator deems advisable, in its sole discretion, for the proper administration of the Plan, including, without limitation (i) setting a minimum payroll deduction amount required for participation in an Offering, (ii) limiting the frequency or number of changes in the rate of payroll deduction during an Offering, (iii) requiring a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for any delay or mistake in processing a Participation Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423, and (d) determining the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan;

vii.exercise such powers and to perform such acts as the Plan Administrator determines necessary or proper to carry out the intent of the Plan including, without limitation, that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423; and

viii.contract with third parties including, without limitation, consultants, brokers and third-party administrators to assist in the administration of the Plan.

The actions taken and the determinations made by the Plan Administrator shall be final, binding and conclusive upon all persons having an interest in the Plan, provided that the Committee’s actions and determinations as Plan Administrator shall control in the event of a conflict with the actions and determinations of a Delegate. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4.SHARES SUBJECT TO THE PLAN.

a.Number of Shares Issuable. The aggregate number of shares of Stock that may be issued to Participants under the Plan shall be one hundred fifty thousand (150,000) shares of Stock. Such shares of Stock may be newly issued shares, treasury shares or shares purchased on the open market.

b.Adjustments for Changes in Capitalization. Upon any Corporate Event, the Board shall determine, in its sole discretion, if any equitable adjustments are necessary to the number and class of shares subject to and issuable under the Plan, the Purchase Price for any ongoing Offering Period, or to any outstanding Purchase Rights, to provide Participants with approximately the same economic and ownership rights in the Company as Participants would have been entitled to prior to the Corporate Event, and shall direct the Plan Administrator to give effect to such adjustments. If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become shares of another corporation (the “New Shares”), the Board may authorize the Plan Administrator to amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion.

Notwithstanding the foregoing, any fractional share resulting from an equitable adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.OFFERINGS. The Plan shall be implemented by sequential quarterly Offerings of three (3) months duration or such other duration as the Plan Administrator shall determine from time to time. Offering Periods shall begin on the first calendar day of the first month following the end of the immediately preceding Offering Period. Notwithstanding the foregoing, the Board may establish a different term for one or more Offering Periods or different start or end dates for such Offering Periods; provided, however, that no Offering Period may exceed a term of twenty-seven (27) months.

6.PARTICIPATION IN THE PLAN.

a.Initial Participation. Subject to any limitations or requirements applicable to an Eligible Employee under the Company’s insider trading and pre-clearance policies and practices, an Eligible Employee may become a Participant for any Offering Period by executing and delivering a properly completed Participation Agreement to the Plan Administrator or other person designated by the Plan Administrator not later than the Participation Date for such Offering Period. To the extent permitted by Applicable Law and by the Plan Administrator, an Eligible Employee may submit any Participation Agreement, and any other required form or notice under the Plan, by means of an electronic form approved by the Plan Administrator.

b.Continued Participation. A Participant who remains an Eligible Employee as of the completion of an Offering Period shall automatically become a Participant in the subsequent Offering Period unless such Eligible Employee has been separated from the Plan in accordance with Section 10.

c.Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Purchase Right shall entitle a Participant to purchase shares of Stock under the Plan at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right has been outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period.

7.PURCHASE PRICE. The Purchase Price for an Offering Period shall be eighty-five percent (85%) of the Fair Market Value of a share of Stock on the Purchase Date; provided, however, that the Purchase Price shall not be less than the $0.01 par value per share of Stock.

8.PLAN CONTRIBUTIONS.

a.Payroll Deductions. By electing to become a Participant, each Participant authorizes the Company to make deductions from the Participant’s Compensation on each regular Payroll Date as contribution to the Plan in accordance with the Participant’s instructions and subject to this Section 8. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each Payroll Date during an Offering Period shall be determined by the Participant’s Participation Agreement. Payroll deductions shall commence on the first practicable Payroll Date following the Offering Date and shall continue until the end of the Offering Period unless sooner altered or terminated as provided herein.

b.Changes to Payroll Deductions. A Participant may not change his or her contributions to the Plan for an ongoing Offering Period. Subject to any limitations or requirements applicable to a Participant under the Company’s insider trading and pre-clearance policies and practices, a Participant may execute and deliver a new Participation Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 6.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Participation Agreement.

c.Limit on Payroll Deductions. In no event shall the aggregate amount of Participant’s payroll deductions under the Plan, together with any other plan established by a Participating Company which is intended to qualify for Section 423, exceed Twenty-Five Thousand ($25,000) in any calendar year. The Plan Administrator may establish such lower aggregate calendar year payroll deduction limits, including payroll deduction limits applicable to individual Offering Periods, as it deems necessary and appropriate from time to time.

d.No Other Contributions. A Participant shall not be entitled to make any separate contributions or payments to the Plan.

e.Participant Accounts. The Participant’s Account shall be credited with the amount of Compensation deducted from the Participant on each Payroll Date, and the funds relating to such deduction shall be deposited with the general funds of the Company. For the avoidance of doubt, funds contributed to the Plan by a Participant shall not be held in a trust for the benefit of Participants and may be used by the Company for any corporate purpose.

f.No Interest. No interest shall accrue on or be paid on any sums credited to a Participant’s Account.

9.PURCHASE OF SHARES.

a.Grant of Purchase Right. On the Offering Date for each Offering Period, each Participant shall be granted a Purchase Right. For the avoidance of doubt, no Purchase Right shall be granted to any person who is not an Eligible Employee on the Offering Date.

b.Exercise of Purchase Right. On each Purchase Date for an Offering Period, the Purchase Right of each Participant who has not separated from the Plan in accordance with Section 10 shall automatically be exercised to acquire on the Participant’s behalf the number of whole shares of Stock determined by dividing (a) the then-current amount credited to the Participant’s Account by (b) the Purchase Price.

c.Pro Rata Allocation of Shares. If the aggregate shares of Stock to be purchased for an Offering Period exceed the number of shares of Stock remaining available for issuance under the Plan, the Plan Administrator shall reasonably allocate the shares of Stock available for issuance in proportion to the balance of each Participant’s Account (relative to the aggregate of the balances of all Participants’ Accounts) at the end of the Offering Period.

d.Delivery of Shares. As soon as practicable after each Purchase Date, the Company will deliver to each Participant the shares of Stock acquired by the Participant on such Purchase Date. Such shares may be evidenced in any manner the Plan Administrator determines and may be issued pursuant to the Company’s book-entry procedures. The Plan Administrator may require that such shares be deposited directly with a broker designated by the Company or to a designated agent of the

Company; and the Company may utilize electronic or automated methods of share transfer. The Plan Administrator or the Company may require that shares be retained with such broker or agent until the earlier of a designated period of time or the sale of the shares and may establish procedures to permit tracking of dispositions of shares. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

e.Tax Withholding; No Representations Regarding Taxes. At the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the for federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon such disposition of shares. The Participating Company Group may, subject to Applicable Law, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations. Neither the Company, nor the Board nor the Plan Administrator makes any representation as to the tax treatment under Applicable Law relating to a Participant’s participation in the Plan or purchase or disposition of shares of Stock pursuant to the Plan.

f.Expiration of Purchase Right. All Purchase Rights, including Purchase Rights which have not been fully exercised due to a pro-rata allocation of Stock by the Plan Administrator pursuant to Section 9.3, shall expire immediately upon the end of the Offering Period to which such Purchase Right relates.

g.Reports to Participants. Each Participant shall have access to, as soon as practicable after the Purchase Date, a report of such Participant’s Account setting forth the total payroll deductions accumulated prior to such Purchase Date, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining.

10.SEPARATION FROM THE PLAN.

a.Withdrawal from the Plan. Subject to any limitations or requirements applicable to a Participant under the Company’s insider trading and pre-clearance policies and practices, a Participant may withdraw from the Plan by signing and delivering to the Plan Administrator a notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such withdrawal may be elected at least thirty (30) days (or such other number of days determined by the Plan Administrator and communicated prior to the commencement of an Offering Period) prior to the end of an Offering Period.

b.Removal from the Plan. Upon a Participant’s ceasing to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately.

c.Return of Payroll Deductions. Upon a Participant’s separation from the Plan pursuant to Section 10.1 or Section 10.2, the balance of the Participant’s Account shall, in compliance with Applicable Law, be returned to the Participant, or the Participant’s legal representative in the case of the Participant’s death, as soon as practicable after the withdrawal, without the payment of any interest.

11.NONTRANSFERABILITY OF PURCHASE RIGHTS. A Purchase Right may not be encumbered, assigned, pledged or transferred in any manner otherwise than by will or the laws of descent and distribution upon the death of a Participant, and shall be exercisable during the lifetime of the Participant only by the Participant.

12.RESTRICTION ON ISSUANCE OF SHARES. The issuance of shares of Stock under the Plan shall be subject to compliance with all Applicable Laws with respect to such securities. A Purchase Right may not be exercised if the issuance of shares of Stock upon such exercise would constitute a violation of any Applicable Laws or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares of Stock issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any Applicable Law, and to make any representation or warranty with respect thereto as may be requested by the Company. The issuance of shares of Stock shall also be subject to the limitation upon the maximum number of shares of Stock that may be issued under the Plan.

13.RIGHTS AS A STOCKHOLDER AND EMPLOYEE. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares of Stock are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

14.NOTIFICATION OF SALE OF STOCK. A Participant and any former Participant shall give the Company prompt notice of any disposition of shares of Stock, acquired pursuant to the Plan, within two (2) years from the Offering Date or one (1) year from the Purchase Date (the “Disqualifying Disposition Period”). Unless otherwise determined by the Plan Administrator, the Participant or former Participant must hold such shares of Stock in the Participant’s (or former Participant’s) name in any brokerage firm account specified by the Plan Administrator until the earlier of the expiration of the Disqualifying Disposition Period or the disposition of such shares by the Participant or former Participant.

15.NOTICES. All notices or other communications by a Participant to the Plan Administrator or the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator or the Company at the location, or by the person, designated by the Plan Administrator or the Company for the receipt thereof.

16.INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board, the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Plan Administrator is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

17.AMENDMENT OR TERMINATION OF THE PLAN. The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an “employee stock purchase plan” pursuant to Section 423 or to obtain qualification or registration of the shares of Stock under Applicable Law). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares of Stock than are authorized for issuance under Section 4.1 of the Plan or would change the definition of the entities that may be designated by the Plan Administrator as Participating Companies, or if such stockholder approval is otherwise required by Applicable Law.

18.DATA PRIVACY. As a condition for participation in the Plan, each Eligible Employee and Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described herein by and among the Plan Administrator, the Participating Companies and their affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Plan Administrator, the Participating Companies and their affiliates may hold certain personal information about a Participant, including the Participant’s name, address, telephone number, birthdate, social security number, insurance number or other identification number, salary and Compensation, nationality, job title(s), shares of Stock held, the Participant’s beneficiary or legal representative and related information and participation details to implement, manage and administer the Plan and any Offering Period (collectively, the “Data”). The Plan Administrator, the Participating Companies and their affiliates may transfer the Data amongst themselves as deemed necessary to implement, administer and manage the Participant’s participation in the Plan and any Offering Period, and the Plan Administrator, the Participating Companies and their affiliates may transfer the Data to third parties assisting the Plan Administrator, the Participating Companies and their affiliates with Plan implementation, administration and management; and such recipients may be located in the Participant’s country or elsewhere, and the Participant’s country may have different data privacy laws and protections than such recipients’ countries. By participating in the Plan and in any Offering Period, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any Data transfer to a broker or other third party with whom the Plan Administrator, the Company or the Participant may elect to deposit any shares of Stock.

19.GOVERNING LAW. Except to the extent governed by Applicable Law that is United States federal law, the Plan and all Participation Agreements shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles regarding the application of a jurisdiction’s laws other than the State of Delaware.

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EXHIBIT A

Participating Companies

Core Molding Technologies, Inc.

Core Composite Corporation, Inc.